UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

CH ENERGY GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee previously paid with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.

	3)	Filing Party:

	4)	Date Filed:

CH ENERGY GROUP, INC.
284 SOUTH AVENUE
POUGHKEEPSIE, NEW YORK 12601-4839

March ___, 2009

To the Holders of Shares of Common Stock:

          I am pleased to invite you to the 2009 Annual Meeting of Shareholders of CH Energy Group, Inc. (the “Corporation”).

          The Annual Meeting of Shareholders will be held at the Corporation’s office in Poughkeepsie, New York, on April 28, 2009, at 10:30 AM (Eastern Time). A Notice of the Annual Meeting of Shareholders and the Proxy Statement are attached.

          We request that you mark, sign, date, and mail the enclosed proxy card promptly. Prompt return of your voted proxy will reduce the cost of further mailings. As an alternative to returning your proxy card by mail, you can also vote your shares by proxy by calling the toll-free number on your proxy card or by using the Internet at www.cesvote.com. For shareholders of record, both methods of voting are available twenty-four hours a day, seven days a week, and will be accessible until 12:01 AM (Eastern Time) on April 28, 2009. You may revoke your voted proxy in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the meeting, or you may vote in person if you attend the meeting.

          The response from our shareholders in the past to annual proxy statements has been outstanding, and this year we are once again looking forward to receiving your proxy.

          You are cordially invited to attend the Annual Meeting of Shareholders in person. It is always a pleasure for me and the other members of the Board of Directors to meet with our shareholders. We look forward to greeting as many of you as possible at the meeting.

Steven V. Lant
Chairman of the Board, President
and Chief Executive Officer

CH ENERGY GROUP, INC.

284 South Avenue
Poughkeepsie, New York 12601-4839

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Holders of Shares of Common Stock:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CH Energy Group, Inc. (the “Corporation”) will be held:

TIME	10:30 AM (Eastern Time) on Tuesday, April 28, 2009

PLACE	Office of the Corporation,
284 South Avenue,
Poughkeepsie, New York 12601-4839

ITEMS OF BUSINESS	(1) To elect three Directors, each to serve for a three-year term expiring in 2012;

(2) To approve an amendment to the Corporation’s Restated Certificate of Incorporation to provide for the annual election of Directors;

(3) To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2009; and

(4) To act upon any other matters that may properly come before the meeting.

RECORD DATE	Holders of Record of Shares of Common Stock on the close of business on March 2, 2009, are entitled to vote at the meeting.

ANNUAL REPORT	The Annual Report to Shareholders, as combined with the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, is enclosed.

PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting of Shareholders. Please MARK, SIGN, DATE, AND RETURN PROMPTLY the enclosed proxy card in the postage-paid envelope furnished for that purpose. As an alternative to returning your proxy card by mail, you can also vote your shares by proxy by calling the toll-free number on your proxy card or by using the Internet at www.cesvote.com. For shareholders of record, both methods of voting are available twenty-four hours a day, seven days a week, and will be accessible until 12:01 AM (Eastern Time) on April 28, 2009. You may revoke your voted proxy in the manner described in the accompanying proxy statement at any time prior to its exercise at the meeting, or you may vote in person if you attend the meeting.

By Order of the Board of Directors,

John E. Gould
March ___, 2009	Corporate Secretary

PROXY STATEMENT

          The proxy of each shareholder of record is being solicited by CH Energy Group, Inc. (“CH Energy Group” or the “Corporation”), on behalf of the Corporation’s Board of Directors, for use in connection with the Corporation’s Annual Meeting of Shareholders to be held on April 28, 2009 (the “Annual Meeting”), at the offices of the Corporation, 284 South Avenue, Poughkeepsie, New York 12601-4839.

          This proxy statement and the enclosed proxy card are being sent to the Corporation’s shareholders on or about March ___, 2009. The mailing address of the principal executive office of the Corporation is 284 South Avenue, Poughkeepsie, New York 12601-4839.

          The Corporation is the holding company parent of Central Hudson Gas & Electric Corporation (“Central Hudson”) and of Central Hudson Enterprises Corporation (“CHEC”), and their respective subsidiaries.

          Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 28, 2009:

          This proxy statement and the Corporation’s Annual Report to Shareholders for the fiscal year ended December 31, 2008 are available at www.chenergygroup.com by selecting “Investor Relations” and then selecting “Financial Reports.”

Shareholders Entitled to Vote

          The record of shareholders entitled to notice of, and to vote at, the Annual Meeting was taken at the close of business on March 2, 2009. On that date, there were 15,785,199 shares of common stock ($0.10 par value) of the Corporation (“Common Stock”) outstanding. Each share of Common Stock is entitled to one vote. No other class of securities is entitled to vote at the Annual Meeting.

Proxies

How You Can Vote

          Shareholders of record can give a proxy to be voted at the Annual Meeting (i) by telephone, (ii) electronically, using the Internet, at www.cesvote.com, or (iii) by mail. Shareholders who hold their shares in “street name” must vote their shares in the manner prescribed by their brokers.

          The telephone and Internet voting procedures have been set up for shareholder convenience, and have been designed to authenticate shareholder identity, to allow shareholders to give voting instructions, and to confirm that those instructions have been recorded properly. If shareholders of record wish to vote by proxy card, by telephone, or by using the Internet, please refer to the specific instructions set forth on the enclosed proxy card. If shareholders vote by telephone or by the Internet or wish to vote using a paper format and return their signed proxy cards before the Annual Meeting, their shares will be voted as directed.

          Whether shareholders choose to vote by telephone, electronically using the Internet, or by mail, each proxy will be voted in accordance with the shareholder’s instructions with respect to (i) the election of Directors, (ii) the amendment to the Corporation’s Restated Certificate of Incorporation to provide for the annual election of Directors, and (iii) the ratification of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2009.

          If shareholders do not specify on their proxy card (or when giving their proxy by telephone or by using the Internet) how they want to vote their shares, it is the intention of the persons named on the proxy card to vote (1) “FOR” the election of the nominees for Director as set forth in Proposal No. 1, (2) “FOR” the amendment to the

Corporation’s Restated Certificate of Incorporation to provide for the annual election of Directors as set forth in Proposal No. 2, and (3) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2009 as set forth in Proposal No. 3.

          With regard to Proposal No. 1 and Proposal No. 3, abstentions and broker non-votes are voted neither “FOR” nor “AGAINST” and have no effect on the vote but are counted in the determination of a quorum. With regard to Proposal No. 2, abstentions, broker non-votes and failures to vote have the same effect as a vote against Proposal No. 2.

Revocation of Proxies

A shareholder may revoke his or her proxy, at any time before it is exercised, in any of three ways:

(a)	by submitting written notice of revocation to the Corporate Secretary;

(b)	by submitting another proxy by telephone, electronically, using the Internet at www.cesvote.com, or by mail that is later dated and (if by mail) that is properly signed; or

(c)	by voting in person at the Annual Meeting.

Cost of Proxy Solicitation

          The cost of preparing, printing, and mailing the notice of meeting, proxy statement, proxy card, and annual report will be borne by the Corporation. Proxy solicitation other than by use of the mail may be made by regular employees of the Corporation by telephone and personal solicitation. Banks, brokerage houses, custodians, nominees, and fiduciaries are requested to forward soliciting material to their principal(s) and to obtain authorization for the execution of proxies, and may be reimbursed for their out-of-pocket expenses incurred in that connection. In addition, the Corporation has retained D. F. King & Co., Inc. of New York, New York, a proxy solicitation organization, to assist the Corporation in the solicitation of proxies. The fee to be paid by the Corporation to such organization in connection therewith is estimated to be $8,500, plus reasonable out-of-pocket expenses.

Shareholder and Interested Party Communications

          It is the intention of the Corporation to transmit the Annual Meeting via webcast. A link to a copy of the webcast of the Annual Meeting, which will include the remarks of the Chairman of the Board, President and Chief Executive Officer at the Annual Meeting, will be available on the Corporation’s Internet site at www.chenergygroup.com. As noted above, a copy of the Corporation’s Annual Report to Shareholders, as well as a copy of the 2008 Financial & Statistical Report that supplements the Annual Report to Shareholders, will also be available on the same Internet site.

          Shareholders may obtain information relating to their own share ownership by contacting the Corporation’s Shareholder Relations Department at 845-486-5204 or by writing to the Corporation’s Shareholder Relations Department at 284 South Avenue, Poughkeepsie, New York 12601-4839.

          Shareholder communications related to any aspect of the Corporation’s business are also welcome. Space for comments is provided on the proxy card given to shareholders of record.

          Shareholders may also submit written communications to the Corporation in care of the Corporate Secretary at 284 South Avenue, Poughkeepsie, New York 12601-4839. Although all communications may not be answered on an individual basis, they do assist the Directors and management in addressing the needs of shareholders.

          Each such communication received by the Corporate Secretary from a shareholder is reviewed by him to determine how it should be handled. Not all communications from shareholders are communicated directly to the Board of Directors.

          If the subject matter of a communication from a shareholder is a concern or complaint regarding the accuracy or integrity of the Corporation’s accounting, auditing, or financial reporting, the Corporate Secretary follows the procedures established by the Board of Directors for “Receiving and Handling Concerns or Complaints Regarding Accounting, Auditing or Financial Reporting.” These procedures, set forth in Section IV of the Corporation’s Code of Business Conduct and Ethics, which is available on the Corporation’s Internet site at www.chenergygroup.com, are as follows:

          The Audit Committee of the Board of Directors of CH Energy Group, Inc. has established the following procedures for persons to follow in order to communicate concerns or complaints to the Company about the accuracy and integrity of the Company’s accounting, auditing and financial reporting. All persons are encouraged to submit good faith concerns and complaints without fear of retaliation of any kind. The Company will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against any employee in the terms and condition of his or her employment because the employee has raised good faith concerns or complaints in accordance with these procedures. If an employee wishes to do so, he or she may communicate concerns anonymously in accordance with paragraph (ii) below.

(i)	Submission of Concerns and Complaints

Any person may submit a concern or complaint about accounting, internal accounting controls or auditing matters by bringing the matter directly to the attention of:

Joseph B. Koczko, Esq.
Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, New York 10017-4611
Phone: 212-344-5680
Fax: 212-344-6101
Email:
Joseph.Koczko@ThompsonHine.com

(ii)	Anonymous Submissions By Employees

          If an employee wishes to submit a concern on an anonymous basis regarding questionable accounting or auditing matters, he or she may do so by communicating in writing with Mr. Koczko at the above address. This writing should include sufficient information and specificity to allow the Company to review the subject matter.

(iii)	Treatment of Concerns and Complaints

          Upon receipt of a concern or complaint, Mr. Koczko will communicate the concern or complaint to General Counsel, John E. Gould, Esq., and he and Mr. Gould will consult with the Chairman of the Audit Committee regarding the concern or complaint. Subject to the authority of the Audit Committee, the Chairman of the Audit Committee, in consultation with Mr. Koczko and Mr. Gould, will determine how the concern or complaint should be evaluated and, if necessary, investigated by Mr. Koczko, by Mr. Gould or by such other persons as may be appropriate. Prompt and corrective action will be taken when and as warranted in the judgment of the Audit Committee. The Company will make every effort to maintain, within the limits allowed by law and consistent with the need to conduct an adequate review, the confidentiality of anyone submitting a concern or complaint.

(iv)	Retention of Information

          Mr. Koczko shall maintain a file at Thompson Hine LLP regarding each submission of a concern or complaint. The file shall contain the original document(s) with respect to the submission of the concern or complaint, together with other documents and records regarding the evaluation, investigation and resolution of the matter.

(v)	Quarterly Reporting to the Audit Committee

          The Chairman of the Audit Committee shall report quarterly to the Audit Committee with respect to the status of all pending submissions of concerns or complaints concerning matters covered by these procedures. Copies of each file will be maintained in accordance with the Company’s document retention policy. In addition, Mr. Koczko shall prepare and maintain a written log listing each submission by date and setting forth a brief written description regarding the substance of the matter. A copy of this log shall be provided to the Chairman of the Audit Committee and the General Counsel on a quarterly basis.

          A shareholder may send a written communication to the Board of Directors or to specific individual Directors by addressing the communication to the Board of Directors or to an individual Director and submitting the communication to the Corporation in care of the Corporate Secretary at 284 South Avenue, Poughkeepsie, New York 12601-4839.

          The Lead Independent Director of the Board of Directors, Steven M. Fetter, is an independent Director and has been designated by the Board to preside at the executive sessions of the independent Directors. If interested parties wish to make a concern known to the independent Directors, they may do so in a writing addressed to the Lead Independent Director and submitted in accordance with the procedures established by the Board of Directors for “Receiving and Handling Concerns or Complaints Regarding Accounting, Auditing or Financial Reporting.” These procedures are set forth in Section IV of the Corporation’s Code of Business Conduct and Ethics, which is available on the Corporation’s Internet site at www.chenergygroup.com, and are also set forth above. Each such writing submitted in accordance with these procedures will be communicated directly to Mr. Fetter.

Shareholder Proposals

          A shareholder who would like to have a proposal included in the Corporation’s 2010 Proxy Statement must submit the proposal so that the Corporate Secretary receives it no later than November 23, 2009. The rules of the Securities and Exchange Commission (“SEC”) contain procedures governing shareholder proposals that may be included in a proxy statement. In addition, the Corporation’s By-laws must be followed.

          The By-laws require any shareholder wishing to make a nomination for Director or to introduce a proposal or other business at the Corporation’s 2010 Annual Meeting of Shareholders to give the Corporation advance written notice thereof no earlier than January 28, 2010, and no later than February 27, 2010.

          A copy of the Corporation’s By-laws may be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

CURRENT DIRECTORS, CLASSES, AND TERMS OF OFFICE

          The Corporation’s Restated Certificate of Incorporation and By-laws require that the Board of Directors be divided into three classes as nearly equal in number as possible with staggered terms so that, at each Annual Meeting of Shareholders, one class of Directors will stand for election to a three-year term. The Directors currently in classes are listed below and their respective terms of office expire as of the Annual Meeting of Shareholders in the years listed below:

CLASS I – 2010
Steven V. Lant
Jeffrey D. Tranen
CLASS II – 2011
Margarita K. Dilley
Steven M. Fetter
Stanley J. Grubel
CLASS III – 2009
Manuel J. Iraola
E. Michel Kruse
Ernest R. Verebelyi

          The nominees for Directorship positions are set forth below. Although the Board of Directors does not anticipate that the nominees will be unable to serve, should such a situation arise prior to the Annual Meeting, the proxies will be voted in accordance with the best judgment of the persons acting thereunder. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

          The Board of Directors proposes the following nominees to be elected to the Board of Directors at the Annual Meeting, their terms to expire at the Annual Meeting of Shareholders in the year noted below or until a successor is elected and qualified. The Board of Directors recommends a vote in favor of each such nominee:

CLASS III – 2012
Manuel J. Iraola
E. Michel Kruse
Ernest R. Verebelyi

Vote Required for Election of Directors

          The nominees for Director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected. Abstentions and broker non-votes are voted neither “FOR” nor “AGAINST” and have no effect on the vote but are counted in the determination of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” EACH OF THE NOMINEES.

Nominees and Other Directors

          The following table sets forth (i) the name and age of each nominee and of each Director of the Corporation whose term of office continues after the Annual Meeting, (ii) the principal occupation and employment of each person during the past five years, (iii) positions and offices with the Corporation held by each person, and (iv) the period during which each has served as a Director of the Corporation. Each nominee is currently serving as a Director of the Corporation.

Name and Age	Principal Occupation and Business Experience During the Past Five Years (1)	Positions or Offices with the Corporation	Period of Service as Director Began

Nominees for Election as Class III Directors To Serve For a Term Expiring in 2012

Manuel J. Iraola 60	Chairman, President and Chief Executive Officer, The Aloaris Group, a consulting and investment firm, 2002-present; Chairman and Chief Executive Officer, Homexperts, Inc. (d/b/a Homekeys), a real estate services company, 2005-present; Director, Schweitzer-Mauduit International, Inc., 2005-2007; President, Phelps Dodge Industries, 1995-2002 Coral Gables, FL	Director	2006

E. Michel Kruse 65	Retired; Chairman and Senior Advisor-Financial Institutions Group of UBS Warburg, 2000- 2002; Chief Executive of BHF-Bank AG, 1997-1999; Chief Financial Officer and Vice Chairman of the Board of The Chase Manhattan Corporation, 1992-1996 Amelia Island, FL	Director; Chair of the Strategy and Finance Committee of the Board of Directors	2002

Name and Age	Principal Occupation and Business Experience During the Past Five Years (1)	Positions or Offices with the Corporation	Period of Service as Director Began

Ernest R. Verebelyi 61	Retired; Non-executive Chairman, 2005-present, and Director, 2003-present, Columbus McKinnon Corporation, an industrial manufacturing company; President-Americas, Terex Corporation, 2001-2002; President-Americas and Mining, Terex Corporation, 2001 Ponte Vedra Beach, FL	Director	2006

Incumbent Class I Directors Serving for a Term Expiring in 2010

Steven V. Lant 51	Present positions since 2004; President and Chief Executive Officer of the Corporation, 2003-2004; Chief Operating Officer and Chief Financial Officer of the Corporation, 2002-2003; Chief Financial Officer of the Corporation, of Central Hudson, and of Central Hudson Energy Services, Inc., 2001-2002 Poughkeepsie, NY	Chairman of the Board, President and Chief Executive Officer of the Corporation; Chairman of the Board and Chief Executive Officer of Central Hudson; Chairman of the Board, President and Chief Executive Officer of CHEC; Director of the Corporation, of Central Hudson, and of CHEC	2002

Jeffrey D. Tranen 62	Senior Vice President, Compass Lexecon (an FTI Company), a consulting firm, 2000-present; Director, Doble Engineering Company, 1998-2007; Director, Oglethorpe Power Corporation, 2000-2004; Director, Earthfirst Technologies Incorporated, 2001-2002; President and Chief Operating Officer, Sithe Northeast Inc., 1999-2000; President and Chief Executive Officer, California Independent System Operator, 1997-1999; President, New England Power Company, 1993-1997 New York, NY	Director	2004

Name and Age	Principal Occupation and Business Experience During the Past Five Years (1)	Positions or Offices with the Corporation	Period of Service as Director Began

Incumbent Class II Directors Serving for a Term Expiring in 2011

Margarita K. Dilley 51	Consultant; Vice President, Chief Financial Officer, and Director of Astrolink International LLC, 1998-2004; Director of Strategy & Corporate Development and Treasurer of INTELSAT, 1992-1998; Treasurer, Comsat Corporation, 1987-1992 Washington, DC	Director; Chair of the Audit Committee of the Board of the Directors	2004

Steven M. Fetter 57	President, Regulation UnFettered, a consulting firm, 2002-present; Board member and former Chairman of the National Regulatory Research Institute; Group Head and Managing Director, Global Power Group, Fitch Ratings, 1998-2002; Chairman and Commissioner of the Michigan Public Service Commission, 1987-1993; Acting Associate Deputy Under Secretary of Labor, U.S. Department of Labor, 1987 Henderson, NV	Director; Lead Independent Director; Chair of the Governance and Nominating Committee of the Board of Directors	2002

Stanley J. Grubel 66	Consultant; Director, Asyst Technologies, Inc.; Vice President and General Manager, Philips Semiconductor Manufacturing, Inc., 2000-2001; Chief Executive Officer, MiCRUS, 1995-2000 Irvington, NY	Director; Chair of the Compensation Committee of the Board of Directors	1999

(1)	Based on information furnished to the Corporation as of December 31, 2008.

GOVERNANCE OF THE CORPORATION

          The Board of Directors has eight members.

          During 2008, the Board of Directors held ten meetings and the Committees held a total of 28 meetings. No current Director attended fewer than 75% of all of the Board meetings held in the last year, and no current Director attended fewer than 75% of the total number of meetings held by all Committees of the Board on which any Director served in 2008. All Directors serving on each of the Compensation Committee, the Governance and Nominating Committee, and the Audit Committee attended all of their respective Committee meetings in 2008.

          The Board of Directors has adopted statements of governance principles set forth in a document entitled “Corporate Governance.” Section I of this document sets forth the Corporation’s statement of “Our Principles and Culture.” Section II of this document sets forth the Corporation’s statement of “Our Governance Guidelines.” The entire document is available on the Corporation’s Internet site at www.chenergygroup.com. A copy of the Corporation’s governance principles may also be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

Director Independence

          The Board of Directors makes determinations regarding whether individual Directors are “independent” for purposes of applicable corporate governance rules promulgated by the SEC and New York Stock Exchange listing standards based on all relevant facts and circumstances. To be considered “independent” for purposes of the Director qualification standards, the Board must affirmatively determine that the Director has no material relationship with the Corporation, directly or as an officer, shareholder, or partner of an organization that has a relationship with the Corporation. The Board broadly considers all relevant facts and circumstances. In this connection, the Board applies the following standards:

•	In no event will a Director be considered “independent” if:

(A)	within the preceding three years:

	(i)	the Director was employed by the Corporation;

	(ii)	any member of the Director’s immediate family was employed by the Corporation as an executive officer;

(iii)

the Director or any member of his or her immediate family received more than $120,000 during a twelve-month period within the last three years in direct compensation from the Corporation (other than Director’s fees and pension or other forms of deferred compensation for prior service with the Corporation); or

(iv)

an executive officer of the Corporation was on the Compensation Committee of the Board of Directors of an entity that employed either the Director or any member of his or her immediate family as an executive officer; or

(B)	(i)	the Director or any member of his or her immediate family is a current partner of a firm that is the Corporation’s internal or external auditor;

	(ii)	the Director is a current employee of such a firm;

	(iii)	any member of the immediate family of the Director is a current employee of such a firm and participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or

(iv)

the Director or any member of his or her immediate family was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Corporation’s audit within that time; or

(C)

the Director is a current employee, or an immediate family member of the Director is a current executive officer, of an entity that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues.

          In addition, the following standards identify categories of relationships that will not be considered as material relationships that would impair a Director’s independence:

•	Transactions between the Corporation and another entity with which a Director or a member of a Director’s immediate family is affiliated -

(i)	if the transactions occurred more than three years prior to the determination of independence, or

(ii)	if the transactions occur in the ordinary course of business and are consistent with other arm’s length transactions in which the Corporation has engaged with third parties, unless

(a)

the Director is a current employee, executive officer, director, or owner of 5% or more of the voting stock of the other entity, or a member of the Director’s immediate family is a current employee, executive officer, director, or owner of 5% or more of the voting stock of the other entity, and

(b) such transactions represent, in any of the last three fiscal years, more than the greater of $1 million or 2% of the other entity’s consolidated gross revenues; and

•	Discretionary charitable contributions by the Corporation to non-profit entities with which a Director or a member of the Director’s immediate family is affiliated, if such contributions

(i)	occurred more than three years prior to the determination of independence, or

(ii)	are consistent with the Corporation’s philanthropic practices, unless

	(a)	the Director or family member is a current executive officer, director, or trustee of the entity, and

	(b)	the Corporation’s contributions represent, in any of the last three fiscal years, more than the greater of $1 million or 2% of such entity’s consolidated gross revenues.

          Annually, the Board will review all relationships between the Corporation and its Directors, including but not limited to commercial and charitable relationships, to determine whether Directors are independent under the standards described above. For relationships not qualifying as immaterial under the categorical standards listed above, the determination of whether the relationship is material, and therefore whether the Director is independent, shall be made by the Directors who satisfy the above independence guidelines. The Corporation will explain in its next proxy statement the basis for any Board determination that a relationship was not material despite the fact that it did not meet the categorical standards of immateriality set forth in the above guidelines.

          An Audit Committee member may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board Committee, (i) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation or any subsidiary other than compensation under a retirement plan (including deferred compensation) for prior service with the Corporation or any subsidiary (provided that the compensation is not contingent in any way on continued service), or (ii) be an affiliated person of the Corporation or any subsidiary.

          As a result of its annual review, the Board has determined that all of the Directors are independent, with the exception of Steven V. Lant. Mr. Lant is not independent because he is an executive officer of the Corporation.

          Only independent Directors serve on the Corporation’s Audit Committee, Governance and Nominating Committee, and Compensation Committee.

Committees of the Board of Directors

          The Board of Directors of the Corporation has established four standing Committees, including the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, and the Strategy and Finance Committee. These Committees are described below. Although permitted by the By-laws, the Board of Directors has not appointed an Executive Committee.

Audit Committee

          The Corporation’s Audit Committee is a separately-designated standing committee. The members of the Audit Committee are Margarita K. Dilley, Steven M. Fetter, E. Michel Kruse, and Jeffrey D. Tranen. Ms. Dilley is the Chair of the Audit Committee. The Audit Committee met ten times in 2008.

          The Board of Directors has determined that each of these Committee members meets the New York Stock Exchange listing standards and the Corporation’s categorical standards for independence.

          The Board of Directors has determined that Ms. Dilley meets the SEC criteria for an “audit committee financial expert” and the New York Stock Exchange standard of having accounting or related financial management expertise. Ms. Dilley’s extensive background and experience includes having served as the Chief Financial Officer of Astrolink International LLC.

          The functions of the Audit Committee are to assist the Board of Directors in its oversight of (a) the accounting and financial reporting processes of the Corporation and (b) the auditing of the financial statements of the Corporation; these functions are further discussed in the Report of the Audit Committee, which is set forth beginning on page 16 of this proxy statement.

          The Audit Committee operates under a written Charter which sets out the functions, responsibilities, and scope of authority of this Committee. A copy of the Charter is available on the Corporation’s Internet site at www.chenergygroup.com and may also be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

Compensation Committee

          The members of the Compensation Committee are Stanley J. Grubel, Margarita K. Dilley, Manuel J. Iraola, and Ernest R. Verebelyi. Mr. Grubel is the Chair of the Compensation Committee. The Compensation Committee met seven times in 2008.

          The Board of Directors has determined that each of these Committee members meets the New York Stock Exchange listing standards and the Corporation’s categorical standards for independence.

          The functions and scope of authority of the Compensation Committee are to (a) assist the Board of Directors in its oversight of (i) the executive compensation and benefits program of the Corporation, (ii) the compensation program for Directors of the Corporation, and (iii) succession planning for officer positions of the Corporation; (b) review and approve goals and objectives relevant to the Chief Executive Officer’s compensation, and evaluate the Chief Executive Officer’s performance in light of those goals and objectives; (c) administer the Short-Term Incentive Plan and the Long-Term Equity Incentive Plan of the Corporation; and (d) provide, in accordance with the rules of the SEC, an annual “Compensation Committee Report” for inclusion in the Corporation’s annual proxy statement.

          The Compensation Committee has retained the Hay Group (“Hay Group”) to advise it on the form and amounts of Director and executive compensation. The Hay Group reports directly to the Compensation Committee and serves at the sole pleasure of the Committee. The Hay Group provides no services to CH Energy Group other than services that are requested by the Committee. The Hay Group provides market survey data and advice on the competitiveness of the compensation packages of our Directors and executive officers.

          In addition to information and advice received from the Hay Group, the Compensation Committee considers input and recommendations from Mr. Lant, who attends the Compensation Committee meetings. Specifically, as part of the annual compensation planning process, Mr. Lant: (i) performs an annual evaluation of the performance of each of the four other Named Executive Officers and provides recommendations to the Committee concerning base salary adjustments for each of them; (ii) provides recommendations to the Committee for team and individual performance objectives, along with their relative weightings, under the Short-Term Incentive Plan for the coming year; and (iii) provides the Committee with an assessment of the extent to which individual performance objectives for the previous year have been achieved. In its discretion, the Compensation Committee holds executive session portions of its meetings for the purpose of fostering open communications among the Committee members with respect to carrying out its duties. Mr. Lant does not participate in the executive session portions of the Committee meetings.

          For additional information about the role and activities of the Compensation Committee, please refer to the “Executive Compensation” section of this proxy statement at page 21.

          The Compensation Committee operates under a written Charter which sets out the functions and scope of authority of this Committee. The Charter provides that the Committee may not delegate its authority. A copy of the Charter is available on the Corporation’s Internet site at www.chenergygroup.com and may also be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

Governance and Nominating Committee

          The members of the Governance and Nominating Committee are Steven M. Fetter, Stanley J. Grubel, and Ernest R. Verebelyi. Mr. Fetter is the Chair of the Governance and Nominating Committee. The Governance and Nominating Committee met four times in 2008.

          The Board of Directors has determined that each of these Committee members meets the New York Stock Exchange listing standards and the Corporation’s categorical standards for independence.

          The functions of the Governance and Nominating Committee are to assist the Board of Directors in (a) organizing itself to effectively carry out its responsibilities and (b) nominating for election to the Board persons who have experience, backgrounds, and skills appropriate for the current needs of the Corporation.

          The Governance and Nominating Committee operates under a written Charter which sets out the functions, responsibilities, and scope of authority of this Committee. A copy of the Charter is available on the Corporation’s Internet site at www.chenergygroup.com and may also be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

Strategy and Finance Committee

          The members of the Strategy and Finance Committee are E. Michel Kruse, Manuel J. Iraola, Steven V. Lant, and Jeffrey D. Tranen. Mr. Kruse is the Chair of the Strategy and Finance Committee. The Strategy and Finance Committee met seven times in 2008.

          The functions of the Strategy and Finance Committee are to assist the Board of Directors in its oversight of the Corporation’s strategic direction, business and financial planning, financing policies, and consistent implementation of business plans.

          The Strategy and Finance Committee operates under a written Charter which sets out the functions, responsibilities, and scope of authority of this Committee. A copy of the Charter is available on the Corporation’s Internet site at www.chenergygroup.com and may also be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

Director Nomination Process

          The Governance and Nominating Committee of the Board of Directors is responsible for identifying, evaluating, and recommending to the Board nominees for election as Directors of the Corporation.

          The Governance and Nominating Committee seeks to nominate persons for election to the Board of Directors who have experience, backgrounds, and skills appropriate for the current and anticipated future needs of the Corporation. In carrying out the nomination process, the Governance and Nominating Committee works to identify potential candidates and welcomes recommendations from other members of the Board, members of management, shareholders, and other interested persons. From time to time, the Governance and Nominating Committee also may retain a professional search firm to assist in identifying and evaluating candidates; the Board did not do so in 2008.

          On an annual basis, the Governance and Nominating Committee reviews the current size, composition, and organization of the Board and of its Committees, determines future needs, and makes recommendations to the Board as appropriate. The Governance and Nominating Committee evaluates Director candidates, including incumbent Directors, and seeks to recommend nominees who would strengthen the Board and fill needs for particular skills or attributes among the Directors. This evaluation is performed in the context of Board-approved “Criteria for Selecting New Directors” and of Sections 2, 3, 4, and 5 of the Corporation’s Governance Guidelines. These Sections of the Governance Guidelines relate to the functions of the Board, the responsibilities and duties of Directors, the desired qualifications of Directors, and the requirement that a majority of Directors be independent in accordance with the Listed Company Manual of the New York Stock Exchange. The Corporation’s “Criteria for Selecting New Directors” and its Governance Guidelines are available on the Corporation’s Internet site at www.chenergygroup.com and may also be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839. All potential candidates, including persons recommended by security holders, are evaluated in the same manner and according to the same standards.

          The Governance and Nominating Committee believes that all Directors should have the following qualifications. They should be competent persons of honesty and integrity, and should have a reputation for high standards and values in their professional and personal activities. They should have several years of high-level executive responsibility in a significant for-profit business entity during which they were responsible for strategic decisions that integrated relevant technology, marketing, financial, human resources and organizational development considerations. They also should possess communication and interpersonal skills appropriate for constructive discussions at the Board level. The Corporation seeks to have a Board comprised of individuals with diverse experience, backgrounds and skill sets, who participate actively and regularly in the Board’s work, and who consistently demonstrate objective analysis, practical wisdom and sound judgment.

          The Governance and Nominating Committee also believes that a candidate for election as a Director should have professional skills that complement the skills of existing Board members. The Committee seeks Directors who add strength in areas that are important to the Company’s long-term success and who also possess skills that are appropriate for the perceived current needs of the Board. The Committee seeks individuals with demonstrated leadership abilities, including the ability to work with people and build consensus, the ability to learn and listen with an open mind, the ability to engage in constructive discussion, the ability to disagree with others in a manner that adds substance, the fortitude to make tough decisions, and the fortitude to endure private and public criticism.

          When the Governance and Nominating Committee identifies a candidate that merits in-depth consideration, the Committee invites the Chairman of the Board, President and Chief Executive Officer to assess the person’s qualifications and to discuss his views about the person with the Committee; this assessment may involve the Chairman of the Board, President and Chief Executive Officer meeting with the person.

          When a candidate is identified by the Governance and Nominating Committee as a potential nominee for election as a new Director of the Corporation, at least two members of the Governance and Nominating Committee meet with the person in face-to-face interviews. Subsequently, the Governance and Nominating Committee meets to discuss and consider each candidate’s qualifications and then chooses, by majority vote of the Committee members, the persons it wishes to recommend to the Board as nominees for election as Directors of the Corporation.

          A shareholder wishing to recommend a person for consideration as a potential candidate for election to the Board of Directors may do so by sending a written communication to the Governance and Nominating Committee in care of the Corporate Secretary at 284 South Avenue, Poughkeepsie, New York 12601-4839. The submission to the Governance and Nominating Committee must include (a) a written statement signed by the potential candidate confirming that he or she wishes to be considered as a candidate and would be willing and able to serve as a Director if elected and (b) a writing signed by the shareholder that includes sufficient information and specificity to (i) enable the Governance and Nominating Committee to confirm the writer’s status as a shareholder of the Corporation and (ii) allow the Governance and Nominating Committee to evaluate the potential candidate in the context of the Corporation’s “Criteria for Selecting New Directors” and its Governance Guidelines.

Board Member Attendance at Annual Meeting of Shareholders

          Directors are expected to attend the Annual Meeting of Shareholders, and it is the practice of the Corporation to introduce each Director at the Annual Meeting of Shareholders.

          Each of the current members of the Corporation’s Board of Directors attended the 2008 Annual Meeting of Shareholders.

Compensation Committee Interlocks and Insider Participation

          Only independent Directors served on the Compensation Committee in 2008. Mr. Grubel, Ms. Dilley, Mr. Iraola, and Mr. Verebelyi served as members of the Compensation Committee in 2008, and they continue to serve as members of the Compensation Committee through the date of this proxy statement. Mr. Grubel served as the Chair of the Compensation Committee in 2008, and continues to serve as its Chair through the date of this proxy statement. No inside Directors serve on this Committee. None of the members of the Compensation Committee is, or has been, an employee or officer of the Corporation. During 2008, no member of the Compensation Committee had any relationship with the Corporation that would require disclosure under Item 404 of Regulation S-K, and none of the Corporation’s executive officers served on the compensation committee (or an equivalent committee) or board of directors of another entity whose executive officer(s) served on the Corporation’s Compensation Committee or Board of the Corporation or any of its subsidiaries.

Code of Business Conduct and Ethics

          The Corporation has a Code of Business Conduct and Ethics that sets forth the commitment of the Corporation to conduct its business in accordance with the highest ethical standards and all applicable laws, rules, and regulations. The Code of Business Conduct and Ethics, adopted by the Board of Directors, states the guiding principles by which the Corporation operates and conducts its daily business with its shareholders, customers, suppliers, government authorities, and employees. These principles apply to all Directors, officers, and employees.

          Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics.

          Section II of the Code of Business Conduct and Ethics, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002, constitutes the Corporation’s Code of Ethics for Senior Financial Officers. This section, in conjunction with the remainder of the Code of Business Conduct and Ethics, is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A copy of the Code of Business Conduct and Ethics is available on the Corporation’s Internet site at www.chenergygroup.com. A copy of the Corporation’s Code of Business Conduct and Ethics may also be obtained free of charge by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

          If the Corporation’s Board of Directors amends Section II of the Code of Business Conduct and Ethics or grants any waiver to Section II of the Code of Business Conduct and Ethics, which waiver relates to issues concerning actual or apparent conflicts of interest, disclosures in the Corporation’s SEC filings or public communications, compliance with laws, rules, or regulations, or internal compliance with the Code of Business Conduct and Ethics within the Corporation, the Corporation will post such information on its Internet site at www.chenergygroup.com.

Review, Approval or Ratification of Transactions with Related Persons

          The Board of Directors has adopted a written policy and written procedures for the review, approval, or ratification of transactions involving the Corporation and “related persons” (i.e., Directors and their immediate family members, executive officers and their immediate family members, and shareholders owning five percent or more of the Corporation’s outstanding stock). The policy and procedures cover any related person transaction that exceeds the minimum threshold for disclosure in our annual proxy statement under the relevant rules of the SEC (generally, a transaction involving an amount in excess of $120,000, or a series of transactions involving an aggregate amount in excess of $120,000 in any calendar year, in which a related person has a direct or indirect material interest, and which does not fall under an explicitly stated exception set forth in the applicable disclosure rules of the SEC). Such a covered related person transaction is hereinafter referred to as a “Related Person Transaction.”

Policy

          The Governance and Nominating Committee, which consists solely of independent Directors, must review all Related Person Transactions. The Governance and Nominating Committee will approve a Related Person Transaction only if it determines that the Related Person Transaction is consistent with the business interests of the Corporation. In considering the Related Person Transaction, the Committee will consider all relevant factors, including as applicable: (i) the Corporation’s business rationale for entering into the Related Person Transaction; (ii) whether the Related Person Transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iii) the potential for the Related Person Transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (iv) the overall fairness of the Related Person Transaction to the Corporation.

Procedure

          Directors and executive officers are responsible for bringing a potential Related Person Transaction to the attention of the Chairman of the Board, President and Chief Executive Officer or to the attention of the Chair of the Governance and Nominating Committee.

          The Chairman of the Board, President and Chief Executive Officer and the Chair of the Governance and Nominating Committee shall jointly determine (or, if either is involved in the Related Person Transaction, the other shall determine in consultation with the Lead Independent Director) whether the matter is a Related Person Transaction that should be considered by the Governance and Nominating Committee. If a Director is involved in the Related Person Transaction, he or she shall be recused from all discussions and decisions about the Related Person Transaction. The Related Person Transaction should be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee of the Board of Directors is comprised of Directors who have no material relationship with the Corporation (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Corporation) and meet the New York Stock Exchange listing standards and the Corporation’s categorical standards for independence.

          The Audit Committee appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the Corporation’s independent public accountants for 2008 (the “Independent Accountants”).

          In performing its duties, the Audit Committee: (i) reviews the scope of the audit by the Corporation’s Independent Accountants, PricewaterhouseCoopers LLP, and related matters pertaining to the examination of the financial statements; (ii) reviews and evaluates, at least once a year, the qualifications, independence, and performance of the Independent Accountants (which includes an evaluation of the lead partner of the Independent Accountants); (iii) examines the adequacy of the Corporation’s internal control over financial reporting and the Corporation’s and its subsidiary companies’ internal audit activities; (iv) reviews the nature and extent of audit and non-audit services and pre-approves such services provided by the Corporation’s Independent Accountants; (v) consults at least three times a year with the Independent Accountants regarding financial issues; (vi) makes recommendations to the Board of Directors on the foregoing matters as well as on the appointment of the Corporation’s Independent Accountants; (vii) meets regularly with the Corporation’s Internal Auditing Manager and Vice President - Accounting and Controller; and (viii) reviews quarterly and annual financial statements and earnings releases filed with the SEC.

          In 2008, the Audit Committee met with management periodically during the year to consider the adequacy of the Corporation’s internal control over financial reporting and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Corporation’s Independent Accountants and with appropriate Corporation financial personnel and internal auditors. The Audit Committee also discussed with the Corporation’s senior management and Independent Accountants the process used for certifications by the Corporation’s Chief Executive Officer and the Chief Financial Officer, which certifications are required for certain of the Corporation’s filings with the SEC.

          The Audit Committee also met privately at its regular meetings with both the Independent Accountants and the Internal Auditing Manager, as well as with the Vice President - Accounting and Controller.

For 2008, the Audit Committee has:

1.	reviewed and discussed the audited financial statements with management;

2.	discussed with the Independent Accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

3.

received the written disclosures and the letter from the Independent Accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Accountant’s communications with the Audit Committee concerning independence, and has discussed with the Independent Accountant the Independent Accountant’s independence; and

4.	received the reports of the Chief Executive Officer and the Chief Financial Officer relating to their evaluation of the Corporation’s internal control over financial reporting.

          Based on the review and discussions referred to above and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Corporation’s Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

The Audit Committee:

Margarita K. Dilley, Chair
Steven M. Fetter
E. Michel Kruse
Jeffrey D. Tranen

          The Audit Committee has appointed PricewaterhouseCoopers LLP as the Corporation’s independent public accountants for 2009. Although shareholder approval of the Audit Committee’s appointment is not required by law, the Board of Directors believes that it is good corporate governance to give shareholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection.

          Even if the appointment is ratified, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such a change would be in the best interests of the Corporation and its shareholders.

          Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. The representatives of PricewaterhouseCoopers LLP will be given the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

          Information on fees billed by PricewaterhouseCoopers LLP to the Corporation during 2008 and 2007 is provided below:

Principal Accountant Fees and Services

PricewaterhouseCoopers LLP	2008	2007

Audit Fees	$943,191	$918,870
Tax Fees
Includes review of consolidated federal and state income tax returns and tax research	$20,291	$16,360
All Other Fees
Includes software licensing fee for accounting research tool	$750	$1,500

TOTAL	$964,232	$936,730

          The Audit Committee also concluded that the provision of services for which fees were paid under the captions “Tax Fees,” and “All Other Fees” were compatible with the maintenance of the Independent Accountants’ independence.

          The Audit Committee has adopted guidelines regarding pre-approval of the services to be provided by the Independent Accountants. These guidelines require that the Audit Committee review and approve, prior to the start of the fiscal year, (i) an engagement letter for audit services from the Independent Accountants, outlining the scope of the audit services to be provided during the next fiscal year and including a fee proposal for such services, and (ii) a list of, and a budget for, non-audit services that management recommends be provided by the Independent Accountants during the next fiscal year.

          Management and the Independent Accountants confirmed that the recommended non-audit services were permissible under all applicable requirements. The Corporation has adopted a list of specific audit and non-audit services that may be provided by the Independent Accountants.

          If the scope or cost of the audit or non-audit services requires changes during the fiscal year, the Audit Committee’s procedures enable the Chair of the Audit Committee to approve such changes, up to certain dollar limits, and to report on any such changes at the next Audit Committee meeting. The Corporation’s Vice President - Accounting and Controller is responsible for tracking all independent accountant fees against the budgets for audit and non-audit services and reporting on such budget issues at least annually to the Audit Committee.

          In 2008, the Audit Committee approved all of the fees set forth in the table above under the captions “Tax Fees,” and “All Other Fees.”

BENEFICIAL OWNERSHIP

          The following table lists the number of shares of equity securities of the Corporation beneficially owned by each of the Directors, by each Named Executive Officer listed in the Summary Compensation Table included under the caption “Executive Compensation,” by beneficial owners of more than 5% of the Corporation’s Common Stock, and by all Directors and executive officers of the Corporation as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of the Corporation’s Common Stock (1)(2)	% of the Corporation’s Common Stock (3)

Margarita K. Dilley (8)	0	Less than 1%
Steven M. Fetter (8)	5,903	Less than 1%
Stanley J. Grubel (8)	6,023	Less than 1%
Manuel J. Iraola (8)	3,850	Less than 1%
E. Michel Kruse (8)	1,100	Less than 1%
Steven V. Lant (7)	20,550	Less than 1%
Jeffrey D. Tranen (8)	0	Less than 1%
Ernest R. Verebelyi (8)	0	Less than 1%
Christopher M. Capone (7)	2,449	Less than 1%
Joseph J. DeVirgilio, Jr. (7)	5,407	Less than 1%
W. Randolph Groft (7)	3,711	Less than 1%
Carl E. Meyer (7)	6,477	Less than 1%
Barclays Global Investors, NA (4)	1,380,805	8.75%
Gabelli Asset Management Inc. (5)	1,280,317	8.11%
Manulife Financial Corporation (6)	989,864	6.27%
All Directors and Executive Officers as a Group (15 Persons)	58,110	Less than 1%

(1)

In the case of Directors and executive officers, this table is based on information furnished to the Corporation by such persons as of December 31, 2008. Unless otherwise noted, each individual or entity named in the table has sole voting and dispositive power.

(2)

Includes shares of Common Stock covered by options that are exercisable within sixty days of December 31, 2008. The Directors and executive officers named in the above table who have such options and the number of shares which may be acquired are as follows: Mr. DeVirgilio (800); Mr. Fetter (1,000); Mr. Groft (800); Mr. Grubel (4,000); Mr. Kruse (1,000); Mr. Lant (7,000); and Mr. Meyer (1,440). The Directors and executive officers as a group hold a total of 17,460 options that are currently exercisable.

(3)

The percentage ownership calculation for each beneficial owner, including each percentage calculation set forth in footnotes 4, 5, and 6 below, has been made on the basis of the amount of outstanding shares of Common Stock as of the record date.

(4)

Based upon a Schedule 13G filed with the SEC on February 5, 2009, by Barclays Global Investors, NA on behalf of Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG. As reported in the Schedule 13G, as of December 31, 2008, Common Stock was beneficially owned as follows: Barclays Global Investors, NA—677,070 shares (4.29%), of which Barclays Global Investors, NA has sole voting power with respect to 588,305 shares; Barclays Global Fund Advisors—693,072 shares (4.39%), of which Barclays Global Fund Advisors has sole voting power with respect to 513,407 shares; Barclays Global Investors, Ltd.—10,663 shares (less than 1%). The principal business address of Barclays Global Investors, NA is 400 Howard Street, San Francisco, California 94105. In addition, Barclays PLC filed a Schedule 13G with the SEC on February 9, 2006, on behalf of Barclays Bank PLC and other entities, reporting as of December 31, 2005, 23,154 shares of Common Stock (less than 1%) beneficially owned by Barclays Bank PLC, which are not included in the table above for Barclays Global Investors, NA. The principal business address of Barclays Bank PLC is 54 Lombard Street, London, England EC3P 3AH.

(5)

Based upon a Schedule 13 D/A filed with the SEC on February 18, 2009, by GAMCO Investors, Inc. on behalf of Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Foundation, Inc., GGCP, Inc., GAMCO Investors, Inc., and Mario J. Gabelli. As reported in the Schedule 13 D/A, as of February 18, 2009, the Corporation’s Common Stock was beneficially owned as follows: Gabelli Funds, LLC—550,000 (3.48%), GAMCO Asset Management Inc.—729,817 (4.62%), and Mario J. Gabelli—500 (less than 1%). GAMCO does not have the sole authority to vote 29,125 of the reported shares. As indicated in the February 18, 2009 Schedule 13 D/A, the principal business address for GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580.

(6)

Based upon a Schedule 13 G/A filed with the SEC on February 11, 2009, by Manulife Financial Corporation on behalf of Manulife Financial Corporation, MFC Global Investment Management (U.S.A.), Limited, and MFC Global Investment Management (U.S.A.) LLC. As reported on the Schedule 13 G/A, as of December 31, 2008, Common Stock was beneficially owned as follows: MFC Global Investment Management (U.S.), LLC—981,000 shares (6.21%); and MFC Global Investment Management (U.S.A.) Limited—8,864 shares (less than 1%). As indicated in the February 11, 2009 Schedule 13 G/A, the principal business address for Manulife Financial Corporation is 200 Bloor Street, East, Toronto, Ontario, Canada M4W 1E5.

(7)

The Named Executive Officers have deferred compensation accounts under the Directors and Executives Deferred Compensation Plan that are credited with phantom shares of Common Stock as of December 31, 2008: Mr. Capone (1,753 phantom shares); Mr. DeVirgilio (749 phantom shares); Mr. Groft (2,077 phantom shares); and Mr. Meyer (3,689 phantom shares). The phantom shares credited to Mr. Lant’s account under the plan are shown in the table “Stock Equivalents Ownership of Directors,” immediately below. Such shares are not reflected on the “Beneficial Ownership” table.

(8)

The non-employee Directors have deferred compensation accounts under the Directors and Executives Deferred Compensation Plan that are credited with phantom shares of Common Stock as of December 31, 2008. Please refer to the next section entitled “Stock Equivalents Ownership of Directors” for more information. Such phantom shares are not reflected in the “Beneficial Ownership” table.

STOCK AND STOCK EQUIVALENTS OWNERSHIP OF DIRECTORS

          The following table sets forth the number of phantom shares of Common Stock, as of December 31, 2008, credited to the accounts of the Corporation’s participating Directors under the Directors and Executives Deferred Compensation Plan, including reinvested dividends (rounded to the nearest whole number), the number of shares of Common Stock beneficially owned by each participating Director, and the aggregate number of shares of Common Stock and stock equivalents owned by each.

          The phantom shares shown in the following table are the sum of (i) phantom shares granted to the Corporation’s current non-employee Directors (i.e., each Director other than Mr. Lant) as a part of their compensation for service as a Director of the Corporation and (ii) phantom shares resulting from the deferral, if any, into phantom shares of an independent Director’s fees which would have otherwise been paid to the Director in cash. The phantom shares shown in the following table for Mr. Lant are the sum of the phantom shares resulting from Mr. Lant’s deferral into phantom shares of compensation earned by Mr. Lant for his services as an executive of the Corporation.

          Under the Directors and Executives Deferred Compensation Plan, payments are made in cash and are generally made following termination of service as a Director based on the market value of the Common Stock at the time of termination. For additional information, see the subcaption “Director Compensation” at page 57 of this proxy statement.

Name	Number of Phantom Shares (1)	Number of Shares Beneficially Owned (2)	Total Ownership

Steven V. Lant	5,689	20,550	26,239
Margarita K. Dilley	5,184	0	5,184
Steven M. Fetter	5,718	5,903	11,621
Stanley J. Grubel	6,300	6,023	12,323
Manuel J. Iraola	2,347	3,850	6,197
E. Michel Kruse	6,645	1,100	7,745
Jeffrey D. Tranen	6,421	0	6,421
Ernest R. Verebelyi	3,517	0	3,517
Total (3)	41,821	37,426	79,247

(1)	The information in this column is as of December 31, 2008.

(2)

The information in this column is as of December 31, 2008, and reflects the total number of shares beneficially owned by each of the Directors as set forth in the table under the “Beneficial Ownership” section at page 19.

(3)

The total for each individual is less than 1% of the outstanding shares of Common Stock, and the total for the group of all independent Directors (7 persons) is 53,008, which is less than 1% of the outstanding shares of Common Stock; both percentages are calculated as of the record date.

INSURANCE

          The Corporation provides liability insurance for its Directors and officers. Federal Insurance Company (CHUBB), Associated Electric and Gas Insurance Services, Ltd., Energy Insurance Mutual, and Houston Casualty Company are the principal underwriters of the current coverage, which extends until June 1, 2009. The annual cost of this coverage is approximately $916,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s Directors and executive officers, and any person who owns more than 10% of a registered class of the Corporation’s equity securities (collectively “Reporting Persons”), to file initial reports of ownership and reports of changes in ownership with the SEC. These Reporting Persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

          Based solely on a review of the copies of these forms furnished to the Corporation and written representations from the Corporation’s Directors and executive officers, Mr. Groft did not timely file a Form 4 in connection with fourteen separate transactions during 2008 (each such transaction was a purchase of phantom stock via a pre-arranged salary deferral under the Directors and Executives Deferred Compensation Plan). A Form 4 for each transaction has since been filed with the SEC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          This Compensation Discussion and Analysis explains our compensation program for the Chief Executive Officer, the Chief Financial Officer, and the other three most highly compensated executive officers. These individuals are referred to collectively in this proxy statement as our “Named Executive Officers.”

          Our Named Executive Officers for 2008 were: (i) Steven V. Lant, Chairman of the Board, President and Chief Executive Officer of the Corporation; (ii) Christopher M. Capone, Executive Vice President and Chief Financial Officer of the Corporation; (iii) Carl E. Meyer, Executive Vice President of the Corporation and President and Chief Operating Officer of Central Hudson; (iv) Joseph J. DeVirgilio, Jr., Executive Vice President—Corporate Services and Administration of the Corporation; and (v) W. Randolph Groft, President and Chief Operating Officer of Griffith Energy Services, Inc. (“Griffith”).

Objectives

          Our executive compensation program is designed to achieve the following objectives:

•

Attract and retain experienced, talented and performance-driven executives by offering compensation opportunities that are competitive with opportunities offered by comparable companies in the markets in which we compete for executive talent; and

•

Align the interests of our executive officers and shareholders by motivating executive officers to maximize our shareholders’ return on investment, to minimize risks over the long-term, and to achieve high levels of customer satisfaction, and by rewarding executive officers for performance related to the creation of sustainable value.

Compensation Elements

          The key elements of our executive compensation program for our Named Executive Officers are base salary, annual short-term incentives, long-term incentives, consisting of performance shares and restricted shares, and retirement benefits. The chart below illustrates how each element of compensation fulfills our compensation objectives discussed above:

Program	Form	Fixed or Variable	Business Objectives

Base Salary	Cash	Fixed	Attract and retain experienced, talented and performance-driven executives

Annual Short-term Incentive (“STI”)	Cash	Variable

Attract and retain experienced, talented and performance-driven executives; reward achievement of strong corporate performance, strong individual performance, and high levels of customer satisfaction; and emphasize variable performance-based compensation

Long-term Incentive (i.e., equity awards) (“LTI”)	Equity	Variable

Attract and retain experienced, talented and performance-driven executives; reward achievement of strong corporate performance, positive stock price performance and enhancement of sustainable long-term value; emphasize variable performance-based compensation; and promote stock ownership to align interests with shareholders

Retirement	Cash	Fixed	Retain experienced, talented and performance-driven executives

Pay for Performance

          The Corporation’s long-term success is based on achieving key strategic, financial and operational goals from year-to-year. As a result, our executive compensation program emphasizes pay for performance, through variable or “at risk” compensation. This means that a significant portion of our Named Executive Officers’ total direct compensation – which consists of base salary, short-term incentives and long-term incentives – is directly contingent upon achieving specific results that are important to our long-term success and growth in shareholder value. As described in the table above, the variable components of our compensation program are the short-term incentives (“STI”) and long-term incentives (“LTI”).

          The Compensation Committee has not established a specific formula for the allocation of fixed and variable compensation components and instead retains the discretion to modify the allocation from year-to-year. As illustrated below, for 2008, approximately 49% of the total direct compensation opportunity for our Named Executive Officers (other than Mr. Lant) was weighted - assuming payout at target levels - towards variable components. The total direct compensation opportunity for the Chief Executive Officer was roughly 61% variable to reflect his greater job scope and responsibility. The following charts illustrate this point.

          Even though the Compensation Committee has not established a specific formula for the allocation of fixed and variable compensation components, it has increased the percentage of total direct compensation allocated towards variable components (assuming payout at target levels) over the past several years to (i) increase the emphasis on pay-for-performance, and (ii) be more consistent with the practices of the companies in our compensation peer groups described below. The following chart illustrates this trend.

		% Variable Compensation

Name	2005	2006	2007	2008

Mr. Lant	51%	53%	56%	61%
Other Named Executive Officers	37%	39%	43%	49%

Use of Market Compensation Data

          We believe that each element of our compensation program should remain competitive in order to attract and retain key executive talent. To help determine the competitive market, the Compensation Committee relies, in part, on information about the compensation being paid to executives (i) who are working at companies engaged in businesses comparable to the Corporation’s businesses and (ii) who have roles and responsibilities that are similar to the roles and responsibilities of the Corporation’s executives.

          The Compensation Committee has retained the Hay Group (“Hay Group”) to advise it on the form and amounts of Director and executive compensation. The Hay Group reports directly to the Compensation Committee and serves at the sole pleasure of the Committee. The Hay Group provides no services to CH Energy Group other than services that are requested by the Committee. The Compensation Committee asked the Hay Group to provide information about whether the compensation packages of our executive officers were competitive with the market in which we compete for executive talent. The Hay Group was also asked to determine market levels for the following components of our executives’ compensation at the median and the 25th and 75th percentiles:

•	Base salary

•	Short-term incentive compensation

•	Total cash compensation, which is base salary plus short-term incentive compensation

•	Long-term incentive awards

•	Total direct compensation, which is total cash compensation plus long-term incentive awards

•	Retirement benefits

•	Total remuneration, which is total direct compensation plus retirement benefits

          In doing this work, the Hay Group compiled compensation information about companies in four separate groups (“comparator groups”).

          Comparator Group for Mr. Lant, Mr. Meyer, and Mr. Capone. The first comparator group consisted of 16 utility and energy companies operating in the United States. This group was used as a comparator group in determining the compensation levels for Mr. Lant, Mr. Meyer, and Mr. Capone in 2008 because the Hay Group and the Compensation Committee believe (i) the scope and complexity of the respective positions of these three executives correspond with the responsibilities of persons occupying similar positions at the companies in this comparator group and (ii) this custom peer group of companies reasonably corresponds to the market for executive talent that is relevant to the compensation for these three executives. In order to be included in the comparator group for 2008, a company had to satisfy the following three requirements:

•	Revenue - annual revenues between 50% and 200% of CH Energy Group’s annual revenues. This requirement was retained from 2007 because revenue provides a strong predictor of market compensation levels.

•

Complexity of Business - either (i) at least 5% of its assets invested in non-regulated businesses or (ii) regulated operations in one of the 34 states identified by Hay, based on information from Regulatory Research Associates, as having similar regulatory environments to New York State. The regulatory environment requirement was added in 2008 to provide an alternative method for identifying business complexity.

•

Market Capitalization - a market capitalization between 25% to 300% of CH Energy Group’s market capitalization. This requirement was new for 2008 and was added in order to eliminate companies that are too large or too small for meaningful compensation comparisons. Indeed, the market capitalization requirement caused three companies that otherwise satisfied the requirements above to be removed from the comparator group.

          The compensation information used by the Hay Group with respect to this group was gathered from the 2007 proxy statements filed by each company in the group with the SEC. The 16 companies in this comparator group (listed in alphabetical order) were:

ALLETE, Inc.	Otter Tail Corporation
Avista Corporation	Portland General Electric Company
Cleco Corporation	South Jersey Industries Inc.
El Paso Electric Company	Southwest Gas Corp
IDACORP, Inc	UIL Holdings Corporation
Laclede Group Inc.	Unisource Energy Corporation
MGE Energy, Inc.	Vectren Corporation
NorthWestern Corporation	Westar Energy, Inc.

          Comparator Group for Mr. DeVirgilio. This first comparator group was not used for Mr. DeVirgilio because the Hay Group concluded that his job position involves numerous functions that are not necessarily performed by persons with similar titles at the companies in this group. Rather, in reviewing Mr. DeVirgilio’s compensation level, the Hay Group used a second comparator group known as the “Hay Group’s National Utility Executive Compensation Database.” This second comparator group was also used as a resource by the Hay Group to provide a general overview of the market with respect to Mr. Lant’s, Mr. Capone’s and Mr. Meyer’s compensation.

          For 2008, the Hay Group’s National Utility Executive Compensation Database consisted of 45 utilities in the United States that participated in a national survey conducted by the Hay Group regarding compensation structures and pay levels. Based on information supplied by the 45 participating utility companies, the Hay Group compiled a proprietary database with respect to the roles, responsibilities, and compensation levels of the officer positions at the 45 participating companies. This information was gathered and analyzed in recognition of the practical reality that job responsibilities of persons with similar titles may vary significantly from company to company, and that a person’s title is not necessarily descriptive of a person’s duties. Using its own proprietary evaluation methodology, the Hay Group considered the scope and complexity of each officer’s position within the 45 participating companies, compared it with the scope and complexity of the officer positions at the Corporation, and provided the Compensation Committee with an assessment of the relative position of the compensation being paid to the Corporation’s officers in light of the compensation being paid to persons carrying duties of similar scope and complexity at the companies participating in the survey.

          The Hay Group’s proprietary evaluation methodology focuses on identifying positions within the comparator group that have a scope and complexity of responsibilities that are comparable to those duties exercised by particular executives of the Corporation. While information about positions in each of the 45 companies was considered, particular companies in the comparator group may not have had any positions that were considered comparable to the complexity and scope of the particular positions at the Corporation while other companies may have had a number of positions that were considered comparable.

          The 45 companies included in this comparator group for 2008 (listed in alphabetical order) were:

AGL Resources	Mirant
Alabama Electric Cooperative	Montana Dakota Utility
Allegheny Energy	National Fuel Gas
Arctic Slope Regional	New York Independent System Operator
Atmos Energy	New York Power Authority
California Independent System Operator	Piedmont Natural Gas Company
CenterPoint Energy	PJM Interconnection
City of Philadelphia – Philadelphia Gas Works	PNM Resources
Coffeyville Resources	Public Works Commission of Fayetteville, NC
Des Moines Water Works	Rosewood Resources
Dominion Resources	Sierra Southwest Co-Op Services
ElectriCities of North Carolina	South Jersey Industries
FPL Group	Southern Minnesota Municipal Power Agency

Great Plains Energy – Kansas City Power and Light	Southern Union
Hess	Southwest Gas
Integrys	Southwest Power Pool
Iroquois Pipeline	SUEZ Energy
Kinder Morgan	Turlock Irrigation District
Lower Colorado River Authority	TXU
Mid-Carolina Electric Cooperate	United Water
Midland Cogeneration Venture	Unitil
Midwest Independent Transmission System Operator	WBI Holdings
Minnkota Power Cooperative

          Comparator Group for Mr. Groft. Because Mr. Groft’s responsibilities are in unregulated businesses, and primarily in the fuel distribution business of Griffith, the Compensation Committee and the Hay Group did not think it appropriate to use either of the above-described comparator groups for analyzing Mr. Groft’s compensation levels. Rather, a third comparator group known as the “Hay Group General Market Executive Compensation Database” was used in considering Mr. Groft’s compensation for 2008. This Database consisted of over 4,000 separate companies operating in numerous industries throughout the United States. The Hay Group used this Database for Mr. Groft because it believes the broad spectrum of compensation information in the Database enables the Hay Group, using its proprietary evaluation methodology, to assess the relative position of the compensation being paid to Mr. Groft in light of the compensation being paid to persons carrying duties of similar scope and complexity at the business units participating in the national survey. This third comparator group was also used as a resource by the Hay Group to provide a general overview of the market with respect to Mr. Capone’s compensation.

          Comparator Group for Total Remuneration Analysis. The Hay Group also used a fourth comparator group for its total remuneration analysis, which is total direct compensation plus retirement benefits. Specifically, the Hay Group used a proprietary methodology to assess the competitiveness of CH Energy Group’s retirement benefits in the marketplace. In this regard, the Hay Group used information about retirement benefits provided by 41 utilities in the United States. These companies were selected because (i) many of them are included in the second comparator group described above (i.e., Hay Group’s National Utility Executive Compensation Database), and (ii) they provide retirement benefits similar to those offered by CH Energy Group. The 41 companies included in this comparator group for 2008 (listed in alphabetical order) were:

AGL Resources	National Fuel Gas
Alabama Electric Cooperative	New York Independent System Operator
American AGIP	Northern California Power Agency
Atmos Energy	PG&E — Pacific Gas and Electric
California Independent System Operator	Piedmont Natural Gas Company
City of Philadelphia – Philadelphia Gas Works	PJM Interconnection
Coffeyville Resources	PNM Resources
Connecticut Municipal Electric Energy Corporation	Public Works Commission of Fayetteville, NC
Des Moines Water Works	Sacramento Municipal Utilities District
Edison International – Southern California Edison	Sempra Energy — San Diego Gas & Electric
Electric Reliability Council of Texas	Sierra Southwest Co-Op Services
ElectriCities of North Carolina	South Jersey Industries
Energy Northwest	Southern Company
Iroquois Pipeline	Southern Minnesota Municipal Power Agency
ISO New England	Southwest Power Pool
Kinder Morgan	SUEZ Energy
Los Angeles Department of Water & Power	Turlock Irrigation District
Lower Colorado River Authority	TXU

Midwest Independent Transmission System Operator	United Water
Montana Dakota Utility	Unitil
Nashville Electric Service

Pay Competitively Within the Relevant Market for Executive Talent

          Each year, the Committee reviews and establishes the base salary, annual short-term incentives and long-term incentives for our Named Executive Officers. The Compensation Committee also monitors the competitiveness of our retirement, severance and personal benefits programs; however, these benefit programs generally do not change from year-to-year. The Committee generally strives to structure each element of compensation close to the median of the market data, as described in detail below under the heading “Description of our Executive Compensation Program.” The Compensation Committee retains the flexibility to make adjustments to specific compensation elements in order to respond to market conditions, promotions, individual performance or other circumstances. The Committee believes offering competitive compensation opportunities to its executives is necessary to attract and retain qualified executives.

          In addition to the benchmarking analysis of each element of compensation, the Committee annually reviews the total remuneration paid to each Named Executive Officer, which includes base salary, annual short-term incentive, long-term incentives and retirement benefits. This information allows the Committee to evaluate the total compensation package for each Named Executive Officer – as well as isolated adjustments or incremental changes to specific elements of the package. Although this information does not necessarily drive the Committee’s decisions with respect to each element of compensation, it does provide the Committee with the following perspective:

•

The Committee is able to confirm that the total compensation package for the Named Executive Officers is at or near the median of the market data. In this regard, the total target remuneration of our Named Executive Officers in 2008 ranged from the 45th percentile to the 60th percentile of the median levels of the applicable comparator group.

•

The Committee is able to better understand the relationship of various components of the total compensation program to each other. For example, the total remuneration calculations provided to the Compensation Committee illustrate how adjustments to base salary and short-term incentives impact the retirement benefits, and therefore to total remuneration, of the Named Executive Officers.

Role of CEO in the Compensation Process

          In addition to considering the competitive data from the comparator groups when establishing the compensation program for our Named Executive Officers, the Committee also considers input and recommendations from Mr. Lant, who attends the non-executive session portions of the Compensation Committee meetings. Specifically, as part of the annual compensation planning process, Mr. Lant:

•	performs an annual evaluation of the performance of each of the four other Named Executive Officers and provides recommendations to the Committee concerning base salary adjustments for each of them;

•	provides recommendations to the Committee for team and individual performance objectives, along with their relative weightings, under the short-term incentive plan for the coming year; and

•	provides the Committee with an assessment of the extent to which individual performance objectives for the previous year have been achieved.

          After considering Mr. Lant’s assessments and recommendations, as well as the competitive data from the comparator groups, the Compensation Committee determines what changes, if any, should be made to the compensation levels and incentive opportunities for our Named Executive Officers. In the case of Mr. Lant, the Compensation

Committee meets in executive session each year to conduct his performance review and establish his base salary and short-term and long-term incentive opportunities.

Description of our Executive Compensation Program

          A brief summary of the components of the compensation program for our Named Executive Officers is set forth below.

Base Salary

          We provide competitive base salaries to attract and retain key executive talent. Base salaries also form the basis for calculating other compensation opportunities for our Named Executive Officers, such as their short-term and long-term incentive opportunities, retirement benefits and change in control severance benefits.

          Base salaries are designed to be competitive with base salaries paid by the companies in the comparator groups to executives with responsibilities that are similar to the responsibilities of our Named Executive Officers. In this regard, the Committee generally targets base salary at the median level of the salary distribution levels in the comparator groups for the executives in the aggregate, but individual salaries vary from the median based on experience and performance. Mr. Lant’s base salary is higher than the other Named Executive Officers to reflect the greater policy and decision making responsibility of the Chief Executive Officer position and the higher level of responsibility that he bears with respect to the Corporation’s strategic direction and financial and operating results.

          The following chart summarizes the base salary adjustments, if any, for 2008:

Name	Base Salary Adjustment	Market Analysis

Mr. Lant, Mr. Meyer, Mr. DeVirgilio, and Mr. Groft	No base salary adjustment for 2008

The base salary level for each of those executives was at or close to the median level for each person (i.e., within a 3-6% variance from median).

In lieu of base salary adjustments, the Committee made significant adjustments to their long-term incentive opportunities to (i) bring their total direct compensation levels closer to the median levels of the companies in the applicable comparator groups, (ii) increase the percentage of total direct compensation that is allocated to long-term incentives, and (iii) better reflect the market’s increasing emphasis on long-term performance.

Mr. Capone	7.7% increase in base salary.

The adjustment was intended to reflect Mr. Capone’s development and performance, and to make his base salary more competitive with the base salaries paid to chief financial officers of companies in the applicable comparator group. With this adjustment, Mr. Capone’s base salary was at the 45th percentile of the applicable comparator group.

          For more information about the 2008 base salaries for each of our Named Executive Officers, please refer to the “Salary” column of the Summary Compensation Table.

Short-Term Incentives

          Our Named Executive Officers are eligible to receive annual incentive cash payments based on performance against established performance targets. The short-term incentive program is an important component of total cash compensation because it rewards our executives for achieving targeted annual financial and operating results and emphasizes variable or “at risk” compensation. Short-term incentives are also part of total cash compensation which forms the basis for calculating other compensation opportunities for our Named Executive Officers, such as their retirement benefits and change in control severance benefits.

          The short-term incentive opportunity levels are calculated as a percentage of base salary. They are intended to be competitive with short-term incentives offered by the companies in the relevant comparator groups. For 2008, the short-term incentive award opportunities were as follows:

Name	Short-Term Incentive Opportunity	Market Analysis

Mr. Lant	Remained at 60% of base salary – with no increase from the 2007 level

There was no adjustment to his targeted percentage of base salary, because it was already competitive (i.e., a 1% variance from median) with the short-term incentive opportunities provided to chief executive officers of companies in the applicable comparator group.

Mr. Capone, Mr. Meyer, and Mr. DeVirgilio	Increased from 40% in 2007 to 45% in 2008

The adjustments were intended to make the short-term incentive opportunities competitive with the short-term incentive opportunities provided by companies in the applicable comparator group (which ranged from 45% to 50% of base salary).

Mr. Groft	Increased from 40% in 2007 to 50% in 2008

The adjustment was intended to reflect the increasing size of Griffith’s business and the expanding scope and complexity of Mr. Groft’s job position. The market data for his expanded scope and complexity ranged from 20% to 50% of base salary.

          Prior to 2008, the short-term incentive payout varied according to the level of overall corporate performance achieved for the year relative to the established performance targets. The resulting short-term incentive was then adjusted, after the end of the performance period, upwards or downwards by up to 50% based upon the Compensation Committee’s assessment of the individual’s performance. We refer to this possible increase or decrease as an “individual contributor” adjustment.

          In 2008, the Committee, upon the recommendation of the Hay Group, restructured the short-term incentive to eliminate the individual contributor adjustment at the end of the performance period and replace it with pre-established individual performance objectives that are communicated to the executives at the beginning of each year. The Committee believes that this revised approach improves the short-term incentive program by: (i) improving communication about the impact of individual performance on short-term incentive payouts, (ii) increasing the focus on individual performance by making individual goals a discreet and separate component of the payout, and (iii) providing a clearer link between individual performance and the short-term incentive payouts.

          As a result of the restructuring, each Named Executive Officers’ 2008 short-term incentive opportunity was comprised of two components:

•	60% of the short-term incentive opportunity was based on the attainment of pre-established “team” goals; and

•	40% of the short-term incentive opportunity was based on the attainment of pre-established individual performance goals.

          The team and individual goals were established so that target attainment is not assured. Instead, our executives are required to demonstrate significant effort, dedication, and achievement to attain payment for performance at target or above. The annual average of actual achievement levels for our Named Executive Officers has ranged from 52.4% to 156.6% of target over the past six performance periods (including 2008).

          Team Goals

          The following chart sets forth the 2008 team goals for the performance of CH Energy Group, Central Hudson and Griffith, along with their relative weightings, performance levels and business objectives. For Mr. Lant and Mr. Capone, CH Energy Group’s team goals were applied, because of their broad overall responsibilities across all business units. For Mr. Meyer, Central Hudson’s team goals were applied, because Mr. Meyer’s responsibilities were focused on the performance of Central Hudson. For Mr. DeVirgilio and Mr. Groft, both CH Energy Group team goals and Griffith team goals were applied, reflecting their multiple responsibilities. In Mr. DeVirgilio’s case, the weighting of the team goals was 50% CH Energy Group and 50% Griffith. In Mr. Groft’s case the weighting was 33.3% CH Energy Group and 66.7% Griffith.

2008 Team Goals

Performance Goal	Weight	Threshold	Target	Superior	Business Objective

CH Energy Group

EPS*	75%	$2.44	$2.64	$2.84	The primary drivers of share price growth are earnings per share and capacity to pay dividends

Redeployment of Capital Outside of Central Hudson	25%	$20 Million	$35 Million	$50 Million	Accelerating investment beyond Central Hudson’s capital investment program is intended to accelerate earnings growth

Central Hudson

Group Expenses*	60%	$119.6 Million	$117.1 Million	$114.6 Million	Efficient and cost-effective operations serve regulated customers’ interests and increase the probability of earning the return on equity authorized by Central Hudson’s regulatory agency

2008 Team Goals

Performance Goal	Weight	Threshold	Target	Superior	Business Objective

Customer Satisfaction - JD Power (Eastern Region)	20%	7th of 15	5th of 15	4th of 15	Customer satisfaction is a primary business objective for our regulated utility business, and directly relates to cost recovery and achievement of allowed rates of return on capital
Reliability (SAIFI & CAIDI)	20%	None	Avoid PSC Penalty For Both Metrics	10% Better than Penalty Level For Both Metrics	Reliability is a primary driver of utility customer satisfaction and is viewed as such by Central Hudson’s regulatory agency. Improving reliability has been the focus of a multi-year plan. SAIFI (System Average Interruption Frequency Index) and CAIDI (Customer Average Interruption Duration Index) have been selected as valid measures of reliability

Griffith

EPS*	50%	$0.30	$0.36	$0.42	The primary drivers of share price growth are earnings per share and capacity to pay dividends
Expansion of customer base, operating efficiencies and performance of 2007 acquisitions	50%	—	—	—	The other goals relate to the focus areas of Griffith’s strategy to increase its profitability and earnings contribution to the Corporation over time.

* When these team goals were established, the Committee provided that (i) actual earnings per share for CH Energy Group may be normalized (i.e., adjusted) to eliminate the impact of abnormal heating and cooling degree days and major storms; (ii) actual group expenses for Central Hudson may be normalized to eliminate the impact of major storms; and (iii) actual earnings per share for Griffith may be normalized to eliminate the impact of abnormal heating degree days. The Committee believes that these items can distort performance during a year. Moreover, the Committee wanted to structure the goals so that the executives will neither benefit nor be penalized as a result of certain events over which they have little control.

          Depending on actual performance, each executive could earn from zero to 150% of the target opportunity apportioned to the team goals. This payout schedule is a sliding scale, based on straight line interpolation, that is designed to motivate and reward superior performance, as the payout percentage directly corresponds to the extent to which target performance is achieved. It also imposes substantial downside risk for the executives, as a failure to attain threshold performance results in no payout.

          Individual Goals

          Each Named Executive Officer had individual performance goals established for 2008. These individual goals were developed and approved by the Compensation Committee in consultation with Mr. Lant. The individual goals for each Named Executive Officer consisted of a combination of strategic and operational objectives. Examples of actual individual performance objectives for our Named Executive Officers for fiscal year 2008 included:

•	Leadership development, succession planning and/or executive mentoring

•	Successful completion of labor negotiations

•	Reductions in lost-time accident rates

•	Advancement of investment options to state of greater clarity

•	Making profitable investments in non-regulated assets

•	Management of construction projects

•	Items specific to the individual’s professional development

          Depending on actual performance, each executive could earn from zero to 200% of the target opportunity apportioned to the individual goals. The payout schedule is a sliding scale, based on straight line interpolation, that is similar to the one illustrated above for the team goals.

          Short-Term Incentive Payouts for 2008

          The actual payout percentage for the team and individual goals established for 2008 for each of the Named Executive Officers is shown on the table below.

Name	Team Goals Achievement % (60% Weight)	Individual Goals Achievement % (40% Weight)	Actual Payout Percentage (Weighted Average of Team and Individual Achievement %s)

Mr. Lant	0%	105.0%	42.0%
Mr. Capone	0%	87.5%	35.0%
Mr. Meyer	40.0%	130.0%	76.0%
Mr. DeVirgilio	24.2%	131.0%	66.9%
Mr. Groft	32.2%	91.0%	55.8%

          The primary reason for the substantially below target payout for the Named Executive Officers in 2008, especially for Mr. Lant and Mr. Capone, was that performance vs. the team goals set for CH Energy Group fell below threshold, resulting in no payout. The Committee views the payouts earned by the Named Executive Officers as consistent with the intent of the plan to align pay with performance. Performance was below target in aggregate, resulting in payouts ranging from 35% to 76% of target for the Named Executive Officers.

          The Compensation Committee assessed Mr. Lant’s individual performance, and determined the level of his performance with respect to the individual goals established for him in early 2008. The Committee set his achievement level for 2008 performance vs. individual goals at 105% of target because of below threshold performance with respect to Central Hudson achieving interim rate relief during 2008, above target performance with respect to the development of a comprehensive Human Resources Development Program, and a superior performance with respect to achieving a restructured collective bargaining agreement with Central Hudson’s labor union. The weighted average of the achievement levels for the team goals (0% achievement level with a 60% weighting) and individual goals (105% achievement level with a 40% weighting) resulted in a short-term incentive payout for Mr. Lant equal to 42% of his target short-term incentive opportunity.

          With regard to the four other Named Executive Officers, Mr. Lant, as the Chief Executive Officer, made recommendations to the Compensation Committee concerning the level of performance of each officer with respect to the person’s individual goals for 2008. After taking Mr. Lant’s recommendations into consideration, and after making its own assessment of each person’s performance, the Compensation Committee determined the payouts to be made to each person for performance vs. 2008 individual goals:

•

Mr. Capone – the Committee set his achievement level for 2008 performance vs. individual goals at 87.5% of target because of below threshold performance with respect to the amount of new capital investments in 2008 in non-regulated businesses other than Griffith, superior performance with respect to the formulation of a sound approach to the filing of a rate case with the Public Service Commission of New York State (“PSC”), a below threshold performance regarding Central Hudson achieving interim rate relief during 2008, superior performance in connection with maintaining and increasing liquidity through the negotiation of successful increases in CH Energy Group’s committed credit facilities, and a superior performance in managing the transition of management responsibilities from the retiring Controller to her successor as Controller. The weighted average of the achievement levels for the team goals (0% achievement level with a 60% weighting) and individual goals (87.5% achievement level with a 40% weighting) resulted in a short-term incentive payout for Mr. Capone equal to 35% of his target short-term incentive opportunity.

•

Mr. Meyer – the Committee set his achievement level for 2008 performance vs. individual goals at 130% of target because of a superior performance with respect to achieving a restructured collective bargaining agreement with Central Hudson’s labor union, a target performance with regard to identifying and prioritizing capital investment opportunities within Central Hudson, a target performance regarding the development of a succession planning program for his own position as President of Central Hudson, and a target performance in mentoring executives and managers reporting to him. The weighted average of the achievement levels for the team goals (40% achievement level with a 60% weighting) and individual goals (130% achievement level with a 40% weighting) resulted in a short-term incentive payout for Mr. Meyer equal to 76% of his target short-term incentive opportunity.

•

Mr. DeVirgilio – the Committee set his achievement level for 2008 performance vs. individual goals at 131% of target because of a target performance regarding the amount of capital invested in acquisitions by Griffith in 2008, a target performance regarding the return on equity results of acquisitions made by Griffith in 2007, a superior performance with regard to the level of lost time accidents at Griffith, an above target performance with regard to the number of work days lost at Griffith per employee accident, a target performance in connection with the development of a succession planning program for the leadership of the Central Hudson information technology department, and a superior performance in connection with specific executive mentoring responsibilities within Central Hudson. The weighted average of the achievement levels for the team goals (24.2% achievement level with a 60% weighting) and individual goals (131% achievement level with a 40% weighting) resulted in a short-term incentive payout for Mr. DeVirgilio equal to 66.9% of his target short-term incentive opportunity.

•

Mr. Groft – the Committee set his achievement level for 2008 performance vs. individual goals at 91% of target because of a target performance regarding the amount of capital invested in acquisitions by Griffith in 2008, a target performance regarding the return on equity results of acquisitions made by Griffith in 2007, a superior performance with regard to the level of lost time accidents at Griffith, an above target performance with regard to the number of work days lost at Griffith per employee accident, a below threshold performance with respect to improving his strategic planning skills, and target performances in connection with the preparation and implementation of executive development plans for particular executives of Griffith. The weighted average of the achievement levels for the team goals (32.2% achievement level with a 60% weighting) and individual goals (91% achievement level with a 40% weighting) resulted in a short-term incentive payout for Mr. Groft equal to 55.8% of his target short-term incentive opportunity.

          For more information on the 2008 short-term incentive opportunities for our Named Executive Officers, please refer to the “Grants of Plan-Based Awards” section of this proxy statement at page 44. The amount of the 2008 short-term incentive payments is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table of this proxy statement at page 43.

Long-Term Incentives

          In 2008 the Corporation granted equity awards to our Named Executive Officers under our Long-Term Equity Incentive Plan. The equity award opportunities were calculated as a percentage of base salary and were intended to be competitive with long-term incentive opportunities offered by companies in the applicable comparator groups.

•

In 2007, the total direct compensation – which consists of base salary, short-term incentives and long-term incentives – for our Named Executive Officers (other than Mr. DeVirgilio) was at or near the 30th percentile of the applicable comparator group. Moreover, the long-term incentives represented a proportionately smaller percentage of total direct compensation than the companies in the applicable comparator group.

•

As a result, the Committee, upon the recommendation of the Hay Group, increased the 2008 target long-term incentive opportunities for the Named Executive Officers to: (i) bring their total direct compensation levels closer to the median levels of the companies in the applicable comparator groups, (ii) increase the percentage of total direct compensation that is allocated to long-term incentives, and (iii) better reflect the market’s increasing emphasis on long-term performance.

          For 2008 the long-term equity incentive opportunities are set forth in the chart below.

Name	Long-Term Incentive Opportunity	Comparison to Market

Mr. Lant	Increased from 70% of base salary in 2007 to 100% of base salary in 2008.	Mr. Lant’s long-term incentive opportunity is at the 35th percentile and his total direct compensation is at the 45th percentile of the median levels of the applicable comparator group.

Mr. Capone	The target percentage of base salary was increased from 40% in 2007 to 60% in 2008.	Mr. Capone’s long-term incentive opportunity is at the 40th percentile and his total direct compensation is at the 40th percentile of the median levels of the applicable comparator group.

Mr. Meyer, and Mr. DeVirgilio	The target percentages of base salary were increased from 40% in 2007 to 50% in 2008.	Mr. Meyer’s long-term incentive opportunity is at the 50th percentile and his total direct compensation is at the 55th percentile of the median levels of the applicable comparator group.

Mr. DeVirgilio’s long-term incentive opportunity is at the 60th percentile and his total direct compensation is at the 60th percentile of the median levels of the applicable comparator group.

Mr. Groft	The target percentage of base salary was increased from 25% in 2007 to 50% in 2008.	Mr. Groft’s long-term incentive opportunity is at the 50th percentile and his total direct compensation is at the 55th percentile of the median levels of the applicable comparator group.

          The equity award opportunity is generally determined in November or December of the year preceding the year in which the award is granted. The target number of shares is determined by dividing each person’s target award opportunity set forth above (i.e., an amount equal to a percentage of his or her base salary) by the closing price of a share of the Corporation’s Common Stock on the first Monday following the first Tuesday in January of the following calendar year. The Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, the Corporation does not time the release of material nonpublic information based on equity award grant dates.

          Performance Shares – 2008-2010 Cycle

          Each Named Executive Officer, other than Mr. Groft, received a grant of performance shares in 2008. The performance shares are designed to focus the attention of our Named Executive Officers on strategic goals spanning more than the current year, and to align the interest of executives with the Corporation’s goal of creating long-term shareholder value. For example, the shares are earned if certain performance objectives are satisfied over a three-year period (i.e., a performance cycle), the number of shares actually received at the end of a performance cycle increases or decreases according to the level of performance achieved during the performance cycle, and the value of each share earned can be expected to vary with the corporate performance achieved.

          The performance shares are earned based on the extent to which the Corporation achieves certain performance objectives during a three-year performance cycle. For performance shares granted in 2006 and 2007, the performance objectives consisted of two measurements of equal weight: (i) the Corporation’s growth in earnings per share and (ii) the average of the Corporation’s annual dividend yield on book value. In each case, the performance shares paid out based on the Corporation’s performance relative to the performance of companies in the Edison Electric Institute Index (the “EEI Index”). We therefore refer to these performance objectives as the “relative performance objectives”. The Committee believes that these relative performance objectives help to focus the attention of our Named Executive Officers on how the Corporation is performing in the marketplace in comparison to its peers and therefore align the compensation of executives with the interests of shareholders.

          For 2008, the Compensation Committee continued to use the relative performance objectives described above. However, the Committee, in consultation with the Hay Group, made two important adjustments to the performance share program for awards granted in 2008:

•

First, the Committee changed the performance peer group for the relative performance objectives from the EEI Index to a custom performance peer group composed of utility and energy companies. The Committee made this change because it wanted the performance peer group to better reflect CH Energy Group’s operating environment. Specifically, the Committee wanted the performance peer group to reflect that the regulatory environment in New York is different than the regulatory environment faced by many of the companies in the EEI Index. Therefore, the Committee, in consultation with the Hay Group, developed a new set of requirements for the new performance peer group. In order to be included in the new performance peer group, a company must have: (i) at least 75% of total assets in regulated businesses, (ii) at least 50% of total assets in electricity businesses, and (iii) regulated operations in one of the 34 states identified by Hay, based on information from Regulatory Research Associates, as having relatively similar regulatory environments to New York State. The 24 companies in this new performance peer group (listed in alphabetical order) are:

ALLETE, Inc.	Great Plains Energy Incorporated
Ameren Corporation	IDACORP, Inc.
American Electric Power Company, Inc.	Maine & Maritimes Corporation
Central Vermont Public Service Corporation	NorthWestern Corporation
Cleco Corporation	Pinnacle West Capital Corporation
CMS Energy Corporation	Portland General Electric Company
Consolidated Edison, Inc.	Sierra Pacific Resources
DPL, Inc.	UIL Holdings Corporation
El Paso Electric Company	UniSource Energy Corporation
Empire District Electric Company	Unitil Corporation
Energy East Corporation	Westar Energy, Inc.
Entergy Corporation	Xcel Energy, Inc.

•

Second, the Committee split the performance objectives among the two relative performance objectives described above and a new internal performance objective based on the Corporation’s growth in earnings per share. Similar to the relative performance objectives, the internal performance objective is intended to align the executives with the interests of shareholders. But unlike the relative performance objectives, the internal performance objective also provides executives with a greater sense that they can more directly affect the payout through hard work and successful performance. For 2008, the performance objectives were as follows:

Performance Objective	Weight	Business Objective

The average of the Corporation’s annual dividend yield on book value over the three year performance cycle as compared to the average of the annual dividend yield on book value of the companies in the performance peer group over the same time period	25%

The Compensation Committee and the Board believe that significant macro-economic factors, such as interest rates, affect the entire industry of which the Corporation is a member. The Board believes that the relative performance of the Corporation within its industry peer group is an important measure of performance and therefore assesses earnings per share growth and dividend yield against the performance peer group.

The percentage growth in the Corporation’s basic earnings per share over the three-year performance cycle as compared to the percentage growth in basic earnings per share of the companies in the performance peer group over the same time period	25%

The Compensation Committee and the Board believe that the Corporation’s shareholders desire a substantial dividend payment and consistent share price appreciation over time, which in combination provide an attractive total return on investment.

Earnings per share growth is used as a performance metric because the Compensation Committee and the Board believe that earnings per share growth is the primary driver of share price appreciation.

The Corporation must attain a 3% increase in basic earnings per share during the performance cycle	50%	Same as immediately above.

          The performance shares apportioned to the internal performance objective are earned only if the internal performance objective is attained. If the internal performance objective is not attained, then no performance shares apportioned to that objective are earned.

          The performance shares apportioned to the two relative performance objectives are earned based on the Corporation’s results compared to the results of the companies in the performance peer group. Depending on actual performance, each executive could earn from zero to 150% of the performance shares apportioned to the two relative performance objectives. As illustrated by the following graph, this payout schedule is a sliding scale that is designed to motivate and reward achievement of targeted performance, as the payout percentage decreases at a faster rate if targeted performance is not achieved. At the same time, it imposes substantial downside risk for the executives, as a failure to attain the 20th percentile relative to the performance peer group results in no payout.

          For more information on the performance shares granted to our Named Executive Officers in 2008, please refer to the “Grants of Plan-Based Awards” section of this proxy statement at page 44.

          Restricted Shares for Mr. Groft

          In 2008, Mr. Groft received a grant of 2,700 restricted shares of CH Energy Group common stock under our Long-Term Equity Incentive Plan. Unlike the performance shares granted to the other Named Executive Officers, the vesting of the restricted shares does not depend on the Corporation’s performance. Instead, the restricted shares granted to Mr. Groft generally vest on the third anniversary of the date of grant, provided that he remains employed with Griffith through that date. The size of the award was developed in consultation with the Hay Group and was intended to significantly enhance the retention programs at Griffith. The Compensation Committee believes that restricted shares provided a better retention vehicle for this purpose when compared to the performance shares described above.

          For more information on the restricted shares granted to Mr. Groft in 2008, please refer to the “Grants of Plan-Based Awards” section of this proxy statement at page 44.

          Performance Shares - 2006-2008 Performance Cycle

          Each Named Executive Officer received a grant of performance shares in 2006, which vest depending on the Corporation’s performance relative to companies in the EEI Index during the period commencing January 1, 2006 and ending December 31, 2008. As of the date of this proxy statement, the financial information for all the companies in the EEI Index was not yet available and, therefore, the Corporation was not able to determine the payout level.

          Performance Shares - 2005-2007 Performance Cycle

          Each Named Executive Officer received a grant of performance shares in 2005, which were earned and paid in 2008 based on the Corporation’s performance during the period commencing January 1, 2005 and ending December 31, 2007. As described above, the performance objectives consisted of two measurements of equal weight: (i) the Corporation’s growth in earnings per share during the performance cycle and (ii) the average of the Corporation’s annual dividend yield on book value during the performance cycle. In each case, the performance shares paid out based on the Corporation’s performance relative to the performance of companies in the EEI Index. Cash dividends paid on the performance shares during the performance cycle were reinvested in additional performance shares, subject to the Corporation’s attainment of the performance objectives described above. The following table provides a summary of the payout levels for the 2005-2007 performance shares.

EPS Growth		Dividend Yield

Percentile	% Earned	Percentile	% Earned	Total % Earned	Total % Earned After Reinvested Dividends

33%	43.3%	62%	120%	87.1%	93.4%

          For more information on the payment of the performance shares for the 2005-2007 performance cycle, please refer to the “Option Exercises and Stock Vested” section of this proxy statement at page 46.

Stock Ownership Guidelines

          In November and December 2007, the Compensation Committee approved new stock ownership guidelines for the Named Executive Officers to achieve within five years from January 1, 2008, i.e., by December 31, 2012. For this purpose, stock ownership includes shares of the Corporation’s Common Stock owned directly, in trust, or as phantom shares under the Directors and Executives Deferred Compensation Plan.

          The ownership guidelines were implemented to encourage our senior executives to own a significant amount of the Corporation’s Common Stock. We recognize that our owners (i.e., our shareholders) want us to both preserve and increase the value of our Corporation. We want our executives to focus on long-term as well as short-term success, and we want them to think as owners when they balance the risks and rewards involved with particular business decisions. We believe the equity ownership interests that result from our stock ownership guidelines will enhance the motivation of our executives to think as owners.

Named Executive Officer	Ownership Guidelines by 12/31/2012	Actual Ownership as of 12/31/2008

Mr. Lant	23,000 shares	19,239 shares

Mr. Capone	6,000 shares	4,202 shares

Mr. Meyer	6,000 shares	8,726 shares

Mr. DeVirgilio	6,000 shares	5,356 shares

Mr. Groft	5,000 shares	2,132 shares

Retirement Benefits

          In order to attract and retain key executive talent at the Corporation and its utility subsidiary, Central Hudson, the Compensation Committee believes that it is important to provide the Named Executive Officers with retirement benefits. These retirement benefits are provided primarily under the Supplemental Executive Retirement Plan, which provides benefits in excess of those provided under the Retirement Income Plan. The Supplemental Executive Retirement Plan is designed to work in conjunction with the Retirement Income Plan to provide each Named Executive Officer, other than Mr. Groft, with a retirement benefit equal to 57% of his or her applicable final average pay at age 61 with 30 years of service. Base salary and short-term incentives are included in determining a Named Executive Officer’s final average pay. Therefore, adjustments to a Named Executive Officer’s base salary and short-term incentives have an impact on the amount of his retirement benefits.

          A participant’s Supplemental Executive Retirement Plan benefit generally becomes vested if, while employed by the Corporation or its affiliates, he or she attains the normal retirement age of 61, or attains his or her early retirement date of age 55 with ten years or more of vesting service. The Compensation Committee believes that this vesting schedule enhances our retention program for our Named Executive Officers and rewards their long-term commitment to the Corporation.

          Based on information provided by the Hay Group, the Compensation Committee believes that the retirement program is consistent with the retirement programs and benefit levels offered by many of the companies in the comparator groups. In this regard, the terms and benefit levels were established in 2005 after consultation with the Hay Group and a review of benefit levels provided to senior executives in the comparator groups. In setting the benefit levels, the Compensation Committee did not consider compensation previously paid to our Named Executive Officers, including any accumulated gains under prior equity-based compensation awards, because they were relatively minor.

          Mr. Groft does not participate in the Corporation’s defined benefit pension program because he is an employee at Griffith, which historically has not provided defined benefit retirement plans to its executives. Even though Mr. Groft does not participate in the defined benefit program, he is provided with the following retirement benefits:

•	He receives an enhanced profit sharing contribution to his 401(k) plan, the amount of which is set forth in the “All Other Compensation” column of the Summary Compensation Table; and

•

The Corporation annually reimburses Mr. Groft for a portion of the annual premiums due under a $664,000 whole life policy owned by him. The annual amounts paid by the Corporation equal 3% of Mr. Groft’s then-current annual base compensation, “grossed-up” for applicable taxes.

          For more information on these retirement benefits and our retirement program, please refer to the “Pension Benefits” section of this proxy statement at page 47.

Health, Welfare and Other Personal Benefits

          In addition to the principal compensation components described above, our Named Executive Officers are entitled to participate in all health, welfare, fringe benefit, and other arrangements generally available to other salaried employees of the corporate entity that employs them. We also may, as considered reasonable and appropriate on a case-by-case basis, provide our officers, including our Named Executive Officers, with limited financial planning benefits. The Compensation Committee believes that these health, welfare, and other personal benefits are reasonable and consistent with the practices of the companies in the relevant comparator groups. The Compensation Committee also believes that these benefits assist the Corporation in attracting and retaining key executives.

Severance Arrangements

          The Corporation does not have employment agreements with its executive officers. The Compensation Committee believes that the absence of employment agreements provides the Corporation with more flexibility in adjusting the compensation levels of its executive officers.

          However, the Corporation has entered into change in control agreements with its executive officers, including its Named Executive Officers. Under these agreements, each Named Executive Officer would be entitled to certain payments and benefits if a change in control were to occur and the Corporation or its affiliates terminated the executive’s employment without “cause” or the executive terminated his employment with the Corporation or its affiliates for “good reason” within a three-year period (a two-year period for Mr. Groft) following such change in control. Benefits are also provided if the executive is terminated in anticipation of a change in control.

          The benefit levels under the change in control agreements generally include a multiple of base salary and short-term incentive, along with continued welfare benefits, and are described in more detail under the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

          The agreements are designed to encourage the executive’s full attention and dedication to the Corporation currently and in the event of any threatened or pending change in control. As described above, the agreements only provide benefits on a “double trigger,” meaning that the benefits are due only if our executives incur a qualifying termination in connection with a change in control. This approach strikes an appropriate balance between providing incentives for our executives to build long-term shareholder value while providing a potential acquirer the flexibility to retain executive talent after a transaction.

          The Compensation Committee believes that the protections afforded by the change in control agreements are a valuable incentive for attracting and retaining key executives and are competitive with those of other corporations. Based on information provided by the Hay Group, change in control arrangements are used by a vast majority of the companies in the comparator groups, and the terms of our change in control agreements are intended to be consistent with prevailing market practices. In this regard, the terms and benefit levels were established by the Committee in 2005 after consultation with the Hay Group and a review of benefit levels provided to senior executives in the comparator groups. The Named Executive Officers did not have an opportunity to negotiate the severance benefits provided under these agreements.

          As described in more detail under the “Potential Payments Upon Termination or Change in Control” section of this proxy statement, base salary and short-term incentives are included in a Named Executive Officer’s severance benefit calculation under the change in control agreements. Therefore, adjustments to a Named Executive Officer’s base salary and short-term incentives have an impact on the amount of his severance benefits under the change in control agreements. This fact did not affect decisions made with respect to base salary and short-term incentive adjustments in 2008, as these change in control agreements may never come into effect.

          All equity awards held by our Named Executive Officers would immediately vest upon a change in control. Unlike the cash severance described above, the vesting is not contingent upon a qualifying termination within a certain period following a change in control. This “single trigger” is appropriate because the Compensation Committee wants our Named Executive Officers to have the opportunity to fully recognize the value of equity awards at the time of a change in control to the same extent as our other shareholders.

Federal Income Tax Considerations

          The performance shares granted to our Named Executive Officers are intended to be fully deductible for federal income tax purposes under the performance-based compensation exception to Section 162(m) of the Internal Revenue Code.

          The short-term incentives, on the other hand, do not qualify for the performance-based compensation exception to Section 162(m) of the Internal Revenue Code, because the Committee wants to retain the flexibility to base the short-term incentive payouts in part on its assessment of individual performance of each Named Executive Officer. The Committee anticipates that, in general, the short-term incentive will be fully deductible for federal income tax purposes because the short-term incentives earned by each Named Executive Officer, when added to his other non-exempt compensation such as base salary, are highly unlikely to exceed $1 million in any one year.

          There is a mathematical possibility that a small portion (i.e., around $60,000 based on the current plan design) of Mr. Lant’s short-term incentive could be non-deductible under Section 162(m) if he attained a “superior” performance rating for each of his team and individual goals. But the Committee decided that this potential, but unlikely, scenario did not merit a change to the overall structure of the short-term incentive plan. Moreover, Mr. Lant’s 2008 short-term incentive was fully deductible for federal income tax purposes, because the aggregate of his base salary and short-term incentive for the year did not exceed $1 million.

COMPENSATION COMMITTEE REPORT

          The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the management of the Corporation and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The Compensation Committee:

Stanley J. Grubel, Chair
Margarita K. Dilley
Manuel J. Iraola
Ernest R. Verebelyi

Summary Compensation Table

            The following table sets forth information regarding the compensation of the Named Executive Officers for 2006, 2007 and 2008. Mr. Groft was not a Named Executive Officer in 2006.

Name Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

Steven V. Lant	2008	525,000	0	230,369	0	132,300	736,900	7,750	1,632,319
Chairman of the	2007	525,000	58,511	180,636	4,406	390,075	235,700	10,330	1,404,658
Board, President,	2006	490,000	56,840	220,996	15,658	284,200	481,300	7,500	1,556,494
and Chief
Executive Officer

Christopher M.	2008	280,000	0	66,320	0	44,100	103,300	7,750	501,470
Capone	2007	260,000	25,740	54,844	0	128,700	56,300	8,542	534,126
Executive Vice	2006	240,000	14,616	66,077	0	97,440	54,900	7,500	480,533
President and
Chief Financial
Officer

Carl E. Meyer	2008	309,000	0	73,526	0	105,678	271,000	7,750	766,954
Executive Vice	2007	309,000	20,394	60,032	4,687	135,960	0	12,035	542,108
President	2006	291,000	16,456	72,076	14,730	109,707	6,900	7,500	518,369

Joseph J.	2008	270,000	0	63,921	0	81,332	308,700	7,750	731,703
DeVirgilio, Jr.	2007	270,000	33,413	55,928	2,604	133,650	6,500	10,123	512,218
Executive Vice	2006	250,000	0	67,307	8,592	101,500	145,200	7,500	580,099
President —
Corporate
Services and
Administration

W. Randolph	2008	240,000	0	67,221	0	89,274	0	33,062	429,557
Groft	2007	240,000	12,624	32,865	2,604	136,422	0	33,074	457,589
President and
Chief Operating
Officer of Griffith

(1)

Reflects the aggregate dollar amount recognized for financial statement reporting purposes in 2008 with respect to performance share and restricted stock awards granted to each Named Executive Officer, including awards granted in prior years. The aggregate dollar amount was determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (“FAS 123R”); however, the calculations disregard the estimate of forfeitures related to service-based vesting conditions. See Note 11 of the Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 (“Annual Report”) for an explanation of the assumptions made by the Corporation in the valuation of these awards. For additional information about the performance share and restricted stock awards granted in 2008, please refer to the “Grants of Plan-Based Awards” section of this proxy statement at page 44.

(2)

Reflects the short-term incentive opportunity earned by our Named Executive Officers for 2008. For additional information about the 2008 short-term incentive opportunities, please refer to the “Grants of Plan-Based Awards” section of this proxy statement at page 44. Mr. Groft also received a bonus of $22,334 under Griffith’s 2007 acquisition program. The bonus was based on performance of the 2007 acquisitions during the one-year period following closing; therefore the bonus was not earned until 2008.

(3)

Reflects the increase in the present value of the accumulated benefits under the Retirement Income Plan, Supplemental Executive Retirement Plan and Retirement Benefit Restoration Plan. The increase in the present value of the accumulated benefits was based on a calendar year-end for the Retirement Income Plan, Supplemental Executive Retirement Plan and Retirement Benefit Restoration Plan. In prior years, the increase in the present value of the accumulated benefits under the Retirement Income Plan was based on a 12-month measurement period that ended each September 30th. To reflect the transition from the September 30th measurement date to the calendar year end measurement date used this year, the present value of the accumulated benefits under the Retirement Income Plan was based on a 15-month measurement period that began on October 1, 2007 and ended December 31, 2008. For information on these plans and benefits, please refer to the “Pension Benefits” section of this proxy statement at page 47. Mr. Groft has not accrued any benefit under the Retirement Income Plan, Supplemental Executive Retirement Plan or Retirement Benefit Restoration Plan because Mr. Groft is not eligible to participate in those plans. Our Named Executive Officers did not accrue any above-market earnings under the Directors and Executives Deferred Compensation Plan, and therefore we have not reported any earnings credited under that plan in this column.

(4)

Reflects the contributions made on behalf of each Named Executive Officer under the 401(k) Plan, which equaled $19,090 for Mr. Groft and $7,750 for each other Named Executive Officer. This column also reflects the reimbursement of Mr. Groft in the amount of $7,524 for premiums paid on a life insurance policy, plus $6,448 for the related taxes.

Grants of Plan-Based Awards

            The following table sets forth information for each Named Executive Officer regarding estimated payouts of the (i) short-term incentive opportunities established during 2008, and (ii) performance shares and restricted stock granted under the Long-Term Equity Incentive Plan during 2008.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)

		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Name	Grant Date

Steven V. Lant		157,500	315,000	472,500
	1/24/2008				409	12,380	18,570	0	217,396

Christopher M.		63,000	126,000	189,000
Capone	1/24/2008				131	3,960	5,940	0	69,539

Carl E. Meyer		69,525	139,050	208,575
	1/24/2008				121	3,660	5,490	0	64,270

Joseph J.		60,750	121,500	182,250
DeVirgilio, Jr.	1/24/2008				105	3,180	4,770	0	55,842

W. Randolph		60,000	120,000	180,000
Groft	1/2/2008				0	0	0	2,700	119,664

(1)

This column provides information about the short-term incentive opportunities established during 2008 for our Named Executive Officers. The information included in the “Threshold,” “Target,” and “Maximum” columns reflects the range of potential payouts when the performance goals were established by the Compensation Committee and the Board of Directors. Please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the amount of the short-term incentive award earned by our Named Executive Officers for 2008. For a brief description of the short-term incentive program, please refer to the “Compensation Discussion and Analysis” section of this proxy statement at page 21.

(2)

This column provides information about the performance shares granted under the Long-Term Equity Incentive Plan during 2008 to our Named Executive Officers. The information included in the “Threshold,” “Target,” and “Maximum” columns reflects the range of potential payouts under the performance shares when the performance goals were established by the Compensation Committee. The threshold equals 3.3% of the target award and the maximum equals 150% of the target award. The actual payout will depend on the extent to which the Corporation achieves the applicable performance goals during the performance period commencing January 1, 2008 and ending December 31, 2010. Payment of the performance shares that become earned will be made in the form of shares of the Corporation’s Common Stock in 2011. An executive’s right to receive the performance shares will be forfeited if he or she terminates employment with the Corporation and its affiliates for any reason (other than his or her death or retirement) prior to payment of the performance shares. If, however, an executive retires or dies during the performance period, the Board of Directors (or appropriate committee thereof) would determine the extent to which the applicable performance goals had been achieved during the full fiscal quarters completed during the performance period, and the resulting award would be pro-rated based on the number of days the executive had been employed during the performance period. Upon a “change in control” of the Corporation, the Board of Directors (or appropriate committee thereof) would determine the extent to which the applicable performance goals have been achieved through the full fiscal quarters completed prior to that date and the resulting award would be paid without pro-ration. The Named Executive Officers have no right to dividends and no right to vote the performance shares until they are paid. For additional information about the performance shares, please refer to the “Compensation Discussion and Analysis” section of this proxy statement at page 21.

(3)

This column reflects the number of restricted shares granted to Mr. Groft in 2008. The restricted shares vest on the third anniversary of the date of grant, provided that he remains employed by CH Energy Group or its affiliates through that date. Vesting accelerates in the event of his earlier death or disability, or in the event of a change in control. Mr. Groft has full voting rights with respect to the restricted shares. Dividends are accumulated and reinvested in additional restricted shares.

(4)

Reflects the grant date fair value, as determined in accordance with FAS 123R, of performance share and restricted stock awards. See Note 11 of the Consolidated Financial Statements contained in the Annual Report for an explanation of the assumptions made by the Corporation in the valuation of these awards.

Outstanding Equity Awards at Fiscal Year-End

            The following table sets forth information for each Named Executive Officer with respect to (i) each option to purchase shares of the Corporation’s Common Stock that had not been exercised and remained outstanding as of December 31, 2008, and (ii) each award of performance shares and restricted stock that had not vested and remained outstanding as of December 31, 2008.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)

	2,600	0	44.06	1/1/2011
Steven V. Lant	4,400	0	48.62	1/1/2013
					0	N/A	26,520	1,362,863

Christopher M. Capone	0	0	0	N/A	0	N/A	7,820	401,870

Carl E. Meyer	1,440	0	48.62	1/1/2013
					0	N/A	8,290	426,023

Joseph J.	800	0	48.62	1/1/2013
DeVirgilio, Jr.					0	N/A	7,200	370,008

W. Randolph	800	0	48.62	1/1/2013
Groft					2,856	146,770	2,380	122,308

(1)	Reflects the number of shares underlying outstanding stock options that have vested as of December 31, 2008.

(2)	Reflects the exercise price for each stock option reported in the table, which equaled the fair market value per share of the underlying option shares on the date of grant.

(3)	This column reflects the number of restricted shares granted to Mr. Groft in 2008, including reinvested dividends. The restricted shares vest on January 2, 2011.

(4)	Reflects the product of (i) the number of outstanding restricted shares, multiplied by (ii) $51.39, which is the closing price of our shares on December 31, 2008.

(5)

Reflects the aggregate number of performance shares outstanding as of December 31, 2008, assuming performance at the “target” level, for the 2006-2008 performance cycle, the 2007-2009 performance cycle and the 2008-2010 performance cycle. The performance shares vest based on the extent to which the Corporation achieves the applicable performance goals as of the end of the applicable performance period. Please note that the performance shares for the 2006-2008 performance cycle are included in this column. The vesting of the performance shares for that performance cycle depends on the Corporation’s performance relative to companies in the EEI Index during the period commencing January 1, 2006 and ending December 31, 2008. As of the date of this proxy statement, the financial information for all the companies in the EEI Index was not yet available and, therefore, the Corporation was not able to determine the payout level.

(6)	Reflects the product of (i) the aggregate number of outstanding performance shares, multiplied by (ii) $51.39, which is the closing price of our shares on December 31, 2008.

Option Exercises and Stock Vested at Fiscal Year-End

            The following table sets forth information for each Named Executive Officer with respect to the payment of performance shares for the 2005-2007 performance cycle.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)

Steven V. Lant	7,138	262,107
Christopher M. Capone	2,372	87,100
Carl E. Meyer	2,402	88,194
Joseph J. DeVirgilio, Jr.	2,379	87,357
W. Randolph Groft	1,441	52,909

(1)

Reflects the shares awarded in 2005, which vested on December 31, 2007, plus the dividend shares received on February 1, 2008 and May 1, 2008. Mr. Meyer and Mr. Groft deferred receipt of these shares under the terms of the Directors and Executives Deferred Compensation Plan. For information about this plan, please refer to the “Nonqualified Deferred Compensation” section of this proxy statement at page 50.

(2)	Reflects the product of (i) the number of shares acquired on vesting, multiplied by (ii) the closing price of those shares upon acquisition.

Pension Benefits

            The following table sets forth information regarding the pension benefits of our Named Executive Officers.

Name	Plan Name (1)	Present Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Steven V. Lant
	Retirement Income Plan	28 yrs. 1 mo.	1,101,500	0
	Supplemental Executive Retirement Plan	28 yrs. 1 mo.	2,265,000	0
	Retirement Benefit Restoration Plan	28 yrs. 1 mo.	348,500	0

Christopher M. Capone
	Retirement Income Plan	7 yrs. 8 mos.	197,300	0
	Supplemental Executive Retirement Plan	7 yrs. 8 mos.	129,800	0
	Retirement Benefit Restoration Plan	7 yrs. 8 mos.	1,600	0

Carl E. Meyer
	Retirement Income Plan	38 yrs. 5 mos.	1,576,500	0
	Supplemental Executive Retirement Plan	38 yrs. 5 mos.	821,300	0
	Retirement Benefit Restoration Plan	38 yrs. 5 mos.	474,500	0

Joseph J. DeVirgilio, Jr.
	Retirement Income Plan	35 yrs. 6 mos.	1,624,200	0
	Supplemental Executive Retirement Plan	35 yrs. 6 mos.	818,500	0
	Retirement Benefit Restoration Plan	35 yrs. 6 mos.	24,400	0

W. Randolph Groft
	Retirement Income Plan	N/A	N/A	N/A
	Supplemental Executive Retirement Plan	N/A	N/A	N/A
	Retirement Benefit Restoration Plan	N/A	N/A	N/A

(1)	The formal name of each plan is as follows:

	•	Retirement Income Plan of Central Hudson Gas & Electric Corporation (“Retirement Income Plan” or “RIP”)

	•	CH Energy Group, Inc. Supplemental Executive Retirement Plan (the “SERP”)

	•	Central Hudson Retirement Benefit Restoration Plan (the “RBRP”)

(2)

The number of years of credited service and the present value of accumulated benefit are calculated based on a calendar year-end for the Retirement Income Plan, Supplemental Executive Retirement Plan and Retirement Benefit Restoration Plan. In prior years, the accumulated benefits under the Retirement Income Plan were based on a 12-month measurement period that ended each September 30th. To reflect the transition from the September 30th measurement date to the calendar year end measurement date used this year, the accumulated benefits under the Retirement Income Plan were calculated using a 15-month measurement period that began on October 1, 2007 and ended December 31, 2008. The present value of accumulated benefits was prepared based on the same assumptions used in the Consolidated Financial Statements contained in the Annual Report, including (i) a 6.2% discount rate for the Retirement Income Plan and a 6.4% discount rate for the Supplemental Executive Retirement Plan and Retirement Benefit Restoration Plan, (ii) the Retirement Plan 2000 Combined Table Projected to 2009, no collar adjustment, and (iii) a retirement age of 61 under the Supplemental Executive Retirement Plan and a retirement age of 55 under the Retirement Income Plan and the Retirement Benefit Restoration Plan.

Description of Defined Benefit Retirement Plans

            The retirement program is designed to provide each Named Executive Officer, other than Mr. Groft, with a retirement benefit equal to 57% of his or her applicable final average pay (as defined below) at age 61 with 30 years of service. The program consists primarily of the Retirement Income Plan (“RIP”) and the Supplemental Executive

Retirement Plan (“SERP”). Benefit accruals under prior non-qualified plans have been frozen. A more detailed description of each of the defined benefit plans that comprise the Corporation’s retirement program follows.

          Retirement Income Plan. The RIP is a tax-qualified defined benefit plan and generally covers all employees of Central Hudson hired prior to January 1, 2008. Each Named Executive Officer, other than Mr. Groft, is a RIP participant and eligible for a RIP benefit. The RIP benefit is based on a “service” formula and an “account” formula.

          Service formula. Each Named Executive Officer, other than Mr. Groft, is entitled to receive benefits under the RIP based on a service formula, which is equal to the sum of the following two benefits:

•

The regular service benefit equals the sum of the benefit earned each year after October 1, 2003, based on 2% of “annual compensation” for each year of benefit service beginning before age 50 and 2.5% for each such year beginning after age 50. The term “annual compensation” means base salary at October 1, plus, for periods after 2004, short term incentives in the prior 12 months.

•

The supplementary past service benefit equals a participant’s years of benefit service at October 1, 2003 multiplied by the sum of 1.45% of “average earnings” up to $37,500 and 1.75% of average earnings in excess of $37,500. If larger, a participant will receive the prior regular service benefit at September 30, 2003. The term “average earnings” means the average of 100% of base salary at October 1, 2001 and 2002 and 50% of base salary at October 1, 2000 and 2003.

In no event, however, may the sum of the two benefits described above exceed the maximum service benefit. This benefit equals (i) 57% of a participant’s highest consecutive 3-year average of base salary and short-term incentive during the ten-year period that precedes the participant’s termination of employment, multiplied by (ii) a fraction, the numerator of which is the participant’s years of benefit service (not to exceed 30) and the denominator of which is 30. The benefit is reduced by 0.333% for each full month the benefit begins before age 61.

          The service formula benefit is payable as a monthly life annuity following normal retirement at age 65. The monthly benefit (unreduced for early commencement) is also payable following early retirement at or after age 55 with at least ten years of service. Participants who retire on or after attaining age 58 receive a supplemental Social Security retirement benefit that commences on the later of the participant’s retirement date or age 59. This supplemental retirement benefit ceases once the participant has attained Social Security retirement age (or after twenty-four monthly payments, if earlier). The supplemental benefit is equal to 80% of the estimated value of the participant’s primary monthly Social Security benefit. Messrs. Meyer and DeVirgilio have currently satisfied the eligibility requirements for early retirement. Mr. Meyer has satisfied the requirements to receive the supplemental Social Security retirement benefit. The service formula benefit may also be paid in certain joint and survivor annuity forms, which provide a reduced monthly amount for the participant’s life and, following the participant’s death, payment for a named beneficiary’s life. The RIP generally provides pre-retirement death benefits to a participant’s surviving spouse.

          Account formula. Each Named Executive Officer, other than Messrs. Capone and Groft, also has a hypothetical account balance under the RIP that is credited with the aggregate of the following amounts:

•	For participants on January 1, 1987, 10% of their base salary on that date.

•	For participants on September 30, 1991, 5% of their base salary on that date.

•	For participants on September 30, 1997, 5% of their base salary on that date.

•	For participants on September 30, 1999, 5% of their base salary on that date.

•	Annual interest, generally based on the yield for 30-year Treasury Bonds.

          Following termination of employment, a participant may receive the hypothetical account balance as a lump sum. Certain annuity forms of payment, which are the actuarial equivalent of the account balance, are also available. If the participant dies before payment begins, the account balance is payable in a lump sum to the participant’s beneficiary (or, if the beneficiary is the participant’s spouse, as a lump sum or an annuity).

          Supplemental Executive Retirement Plan. Each of our Named Executive Officers, other than Mr. Groft, participates in the SERP. The SERP is an unfunded, unsecured pension benefit plan for a select group of highly compensated employees. A participant’s SERP benefit becomes vested if, while employed by the Corporation or its affiliates, he or she attains the normal retirement age of 61, attains his or her early retirement date of age 55 with ten years or more of vesting service, or a change in control occurs. A participant will forfeit his or her SERP benefit (whether or not vested at the time) if his or her employment with the Corporation is terminated for “cause.”

          The SERP retirement benefit of a participant equals the excess, if any, of the (i) participant’s normal retirement benefit or early retirement benefit described below, over (ii) the actuarial equivalent of the participant’s cumulative benefits under the RIP (excluding the account benefit component) and Central Hudson Retirement Benefit Restoration Plan (excluding the account benefit component), each calculated as though paid in the form of a single life annuity as the normal retirement benefit becomes payable under the SERP.

•

Normal Retirement Benefit. If a participant terminates employment on or after the date he or she attains age 61, he or she will be entitled to a normal retirement benefit. The annualized normal retirement benefit is equal to the product of (i) 57% of the participant’s highest consecutive 3-year average of base salary and short-term incentive during the ten-year period that precedes the participant’s termination of employment, and (ii) a fraction, the numerator of which is the participant’s years of benefit service under the RIP (not to exceed 30) and the denominator of which is 30.

•

Early Retirement Benefit. Upon the participant’s vested termination of employment before the date he or she attains age 61, the participant will be entitled to an early retirement benefit equal to the normal retirement benefit (described above) reduced by 0.333% for each full month by which his or her benefit commencement date precedes the date the participant attains age 61. Only Messrs. Meyer and DeVirgilio have satisfied the age and service requirements to be eligible for this early retirement benefit.

          The SERP retirement benefit commences on the first day of the seventh month following the participant’s vested termination of employment and is paid monthly in the form of a life annuity elected by the participant, except that a participant who is vested solely as a result of a change in control shall commence to receive payment on the later of the first day of the seventh month following his or her termination of employment or age 55. The normal form of benefit under the SERP is a single life annuity for single participants and a joint and 100% survivor annuity for married participants. However, participants may select a single life annuity or a 30%, 40%, 50%, 75%, or 100% joint and survivor annuity (or other annuity permitted by the Corporation). If elected by the participant, upon the death of the participant’s spouse the surviving participant’s monthly annuity may be converted to the single life annuity the participant would have received, had he or she elected a single life annuity at retirement.

          A SERP benefit is also payable if a participant is vested in his or her benefit at the time of his or her death or disability. A participant’s compensation and years of additional benefit service provided under a change in control agreement between the Corporation and the participant will be used in calculating the participant’s SERP benefit if the participant’s vested termination occurs in connection with a change in control.

          For more information on the death, disability and change in control benefits under the SERP, please refer to the applicable description under the heading “Potential Payments Upon Termination or Change in Control” on page 51 of this proxy statement.

          Central Hudson Retirement Benefit Restoration Plan. Each of our Named Executive Officers, other than Mr. Groft, participate in the RBRP. The RBRP is an unfunded, unsecured pension benefit plan for a select group of highly compensated employees. As of December 31, 2005, the RBRP was terminated with respect to any participant who was not vested, closed to new participants, and frozen with respect to additional benefit accruals of vested participants. The RBRP provides a benefit in excess of the Internal Revenue Service (“IRS”) compensation and benefit limits imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code, respectively, with respect to the service benefit component of the RIP and the account benefit component of the RIP. The pension benefit under the RBRP is calculated as the excess, if any, of (x) the participant’s RIP benefit as of December 31, 2005, without regard to the Section 401(a)(17) compensation limit ($210,000 for 2005) and without regard to the Section 415 benefit limitation ($170,000 for 2005) over (y) the participant’s actual RIP benefit as of December 31, 2005. Compensation and years of service under the RBRP have the same meanings provided under the RIP. Benefits generally become payable under the RBRP on the later of (i) the participant’s 55th birthday or (ii) the six-month anniversary of the participant’s termination of employment. Benefits are payable in the form of a life annuity or any other actuarially equivalent annuity form available under the Supplemental Executive Retirement Plan, as selected by the participant prior to the commencement date.

Nonqualified Deferred Compensation

           The following table sets forth information regarding the nonqualified deferred compensation of our Named Executive Officers as of December 31, 2008.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)

Steven V. Lant	0	0	52,703	0	292,381
Christopher M. Capone	0	0	(9,750)	0	125,098
Carl E. Meyer	96,012	0	84,691	0	1,411,129
Joseph J. DeVirgilio, Jr.	0	0	10,898	224,243	174,143
W. Randolph Groft	81,709	0	21,810	0	122,861

(1)

Each Named Executive Officer is eligible to defer base salary, short-term incentive awards, and performance shares under the terms of the Directors and Executives Deferred Compensation Plan, described below. The “Executive Contributions in Last FY” column shows the aggregate deferrals for each Named Executive Officer during 2008. The 2008 base salary deferrals are included in the “Salary” column, the 2008 short-term incentive deferrals are included in the “Non-Equity Incentive Plan Compensation” column and a portion of the 2005-2007 performance share deferrals are included in the “Stock Award” column of the Summary Compensation Table.

(2)

The aggregate balance as of December 31, 2008 for each Named Executive Officer includes prior deferrals of base salary, short-term incentives, and performance shares that were previously earned and reported as compensation on the Summary Compensation Table for prior years. For example, from 2000-2007, our Named Executive Officers deferred the following amounts under the Directors and Executives Deferred Compensation Plan that were previously reported as compensation in the Summary Compensation Table: (i) Mr. Lant—$290,287; (ii) Mr. Capone—$90,060; (iii) Mr. Meyer—$821,093; (iv) Mr. DeVirgilio—$291,885; and (v) Mr. Groft— $19,171. These amounts have since been adjusted, pursuant to the terms of the Directors and Executives Deferred Compensation Plan, for investment performance (e.g., earnings and losses), deferrals credited during 2008, and in-service distributions.

Description of Directors and Executives Deferred Compensation Plan

           The amounts reflected in the above table are maintained under the CH Energy Group, Inc. Directors and Executives Deferred Compensation Plan, which is an unfunded, unsecured deferred compensation plan for Directors and a select group of highly compensated employees. Under the Directors and Executives Deferred Compensation Plan, our Named Executive Officers may elect to defer up to 50% of their base salary and up to 100% of their short-term incentive and performance shares on a pre-tax basis. Payments are made under the Directors and Executives Deferred Compensation Plan in cash at certain future dates specified by participants or upon his or her earlier termination of employment, death, or disability. If a participant terminates employment on or after age 55, as a result of his or her long-term disability, or in certain circumstances in connection with a “change in control” of the Corporation, then amounts credited to his or her account generally will be paid in a lump sum or in equal quarterly installments over a period of five, ten, or fifteen years as elected by the participant. Otherwise, amounts are payable in a single lump sum. The Corporation may accelerate payment in the event of a participant’s “financial hardship.” Moreover, a participant may elect to receive an immediate distribution of all or a portion of any amounts that were deferred and fully vested prior to January 1, 2005 (and related earnings), provided, however, that he or she will forfeit 10% of the amount of his or her account(s) that he or she has elected to receive. The deferred compensation is credited with earnings, gains, and losses in accordance with deemed investment elections made by participants from among various crediting options established by the Corporation from time to time. For 2008, the investment options tracked returns on the Corporation’s Common Stock and returns under publicly available and externally managed investment funds such as mutual funds. In general, participants are permitted to change their investment elections daily; but they may only change their investment elections with respect to the Corporation’s Common Stock during limited window periods authorized by the Corporation.

Potential Payments Upon Termination or Change in Control

           The Corporation has entered into certain agreements and maintains certain plans and arrangements that require the Corporation or its successors to pay or provide certain compensation and benefits to its Named Executive Officers in the event of certain terminations of employment or a change in control of the Corporation. The estimated amount of compensation and benefits payable or provided to each Named Executive Officer in each situation is summarized below. These estimates are based on the assumption that the various triggering events occur on December 31, 2008. We have noted below other material assumptions used in calculating the estimated compensation and benefits under each triggering event. The actual amounts that would be paid to a Named Executive Officer upon certain terminations of employment or upon a change in control can only be determined at the time the actual triggering event occurs.

           The estimated amount of compensation and benefits described below does not take into account compensation and benefits that a Named Executive Officer has earned prior to the applicable triggering event, such as equity awards or other incentives that have previously vested in accordance with their terms, or vested benefits otherwise payable under the retirement plans and programs. As a result, it does not provide information on the payout of the performance shares for the 2006-2008 performance cycle and the 2008 short-term incentive, as both of these awards were earned as of December 31, 2008 in accordance with their terms, regardless of whether the executive terminated employment or a change in control occurred. In this regard, please refer to the Outstanding Equity Awards at Fiscal Year-End table for a complete summary of each Named Executive Officer’s vested equity awards and the Pension Benefits table for a complete summary of each Named Executive Officer’s vested retirement benefit.

Voluntary Termination or Involuntary Termination For “Cause”

          The Corporation does not maintain any plans or arrangements that would provide benefits to our Named Executive Officers solely as a result of a voluntary termination (other than upon “retirement” as described below) or an involuntary termination for cause.

Involuntary Termination without “Cause”

           Pursuant to its corporate policy, the Corporation would have provided each Named Executive Officer with outplacement services from a recognized outplacement provider, with a value not to exceed $30,000, in the event of the executive’s involuntary termination without “cause” (as defined under the heading “Qualifying Termination Following Change in Control” on page 54) on December 31, 2008.

Retirement or Death

•

Performance Shares. Except as otherwise provided below, a Named Executive Officer would forfeit his right to all outstanding performance shares for the 2008-2010 and the 2007-2009 performance cycles if his employment terminated during the applicable performance period. If, however, a Named Executive Officer had retired or died during a performance period, then the Board of Directors (or appropriate committee thereof) would have determined the extent to which the applicable performance goals had been achieved as of such time, and the resulting award would have been prorated based on the executive’s service during the performance period. Such amounts would have been paid in a single lump sum in the form of shares of the Corporation’s Common Stock. For this purpose, the term “retirement” means termination of employment either (i) on or after age 65 or (ii) on or after age 55 with ten years or more of service pursuant to the early retirement provisions of the Retirement Income Plan. Only Messrs. Meyer and DeVirgilio would have satisfied this definition of “retirement” on December 31, 2008.

•	Restricted Shares. Upon his death, all restricted shares held by Mr. Groft would have become fully vested. However, vesting does not accelerate upon retirement.

           Based on the above, the Corporation would have provided each Named Executive Officer or his beneficiary with the following estimated payments, in a lump sum, if he had “retired” from the Corporation and its affiliates on December 31, 2008, or if he had died while employed with the Corporation or its affiliates on December 31, 2008.

	Performance Shares

Executive	2007-2009 Performance Period (1)	2008-2010 Performance Period (2)	Restricted Shares (3)	Total

Steven V. Lant	$246,672	$212,069	—	$458,741

Christopher M. Capone	69,890	67,835	—	137,725

Carl E. Meyer	82,909	62,696	—	145,605

Joseph J. DeVirgilio, Jr.	72,631	54,473	—	127,104

W. Randolph Groft	40,427	—	$146,770	187,197

(1)

The value of the performance shares for the 2007-2009 performance period is calculated as follows (i) the number of performance shares earned assuming a payout of 100% of target, pro-rated based on the performance of services during 2/3 of the performance period, multiplied by (ii) the closing price of the Corporation’s Common Stock on December 31, 2008, of $51.39 per share.

(2)

The value of the performance shares for the 2008-2010 performance period is calculated as follows (i) the number of performance shares earned assuming a payout of 100% of target, prorated based on the performance of services during 1/3 of the performance period, multiplied by (ii) the closing price of the Corporation’s Common Stock on December 31, 2008, of $51.39 per share.

(3)

Unlike the performance shares described above, the restricted shares become fully vested only on death, and not upon retirement. The value of the restricted shares is calculated by multiplying the number of restricted shares outstanding by the closing price of the Corporation’s Common Stock on December 31, 2008, of $51.39 per share.

Disability

•

SERP. As described below, a Named Executive Officer’s termination of employment with the Corporation due to “disability” (as defined below) can result in enhanced benefits under the Supplemental Executive Retirement Plan. Specifically, if a Named Executive Officer who was vested under the SERP had become disabled (within the meaning of the Corporation’s long-term disability plan) on December 31, 2008, then his benefit would have been calculated as if he had received additional years of benefit service (up to five), consistent with the disability crediting rules under the Retirement Income Plan. For additional information about the SERP, please refer to the “Pension Benefits” section of this proxy statement at page 47.

•	Restricted Shares. Upon his disability, all outstanding restricted shares held by Mr. Groft would have become fully vested.

           Based on the above, the Corporation would have provided each Named Executive Officer with the following estimated payments or benefits if he had become “disabled” while employed with the Corporation and its affiliates on December 31, 2008.

Executive	Additional Service Credit Under the SERP (1)	Restricted Shares (2)

Steven V. Lant	—	—
Christopher M. Capone	—	—
Carl E. Meyer	—	—
Joseph J. DeVirgilio, Jr.	$278,400	—
W. Randolph Groft	N/A	$146,770

(1)

The value of the additional service credit under the SERP equals the excess, if any, of (i) the present value of the individual’s vested SERP benefit as of December 31, 2008, calculated as if he remained employed for an additional 5 years, over (ii) the present value of the individual’s vested SERP benefit as of December 31, 2008. The present value was determined based on a 6.40% discount rate and the Retirement Plan 2000 Combined Table Projected to 2009, no collar adjustment, and assuming that no additional service is credited past age 60. For additional information about the SERP, please refer to the “Pension Benefits” section of this proxy statement at page 47.

(2)

The value of the restricted shares is calculated by multiplying the number of restricted shares outstanding by the closing price of the Corporation’s Common Stock on December 31, 2008, of $51.39 per share.

Change in Control

           As described below, each Named Executive Officer would be entitled to accelerated vesting of outstanding performance shares and restricted shares, along with accelerated vesting of his Supplemental Executive Retirement Plan benefit in the event of a “change in control” (as defined under the heading “Qualifying Termination Following Change in Control” immediately below).

•

Performance Shares. Upon a change in control, the Board of Directors (or appropriate committee thereof) is required to determine the extent to which the applicable performance goals have been achieved through the full fiscal quarters completed prior to that date, and the resulting award is required to be paid to the executives without pro-ration. Such amounts would have been paid in a single lump sum in the form of either shares or cash.

•	Restricted Shares. Upon a change in control, all outstanding restricted shares held by Mr. Groft would have become fully vested.

•

Enhanced SERP Benefit. Upon a change in control, each Named Executive Officer, other than Mr. Groft, would have fully vested in his or her benefit under the SERP. The SERP benefit will commence to be paid upon the later of his or her termination of employment or attainment of age 55. For additional information about the SERP, please refer to the “Pension Benefits” section of this proxy statement at page 47.

           Based on the above, each Named Executive Officer would have been entitled to the following estimated payments and benefits from the Corporation or its successor in the event that a “change in control” occurred on December 31, 2008.

	Performance Shares

Executive	2007-2009 Performance Period (1)	2008-2010 Performance Period (2)	Restricted Shares (3)	Accelerated Vesting of SERP Benefit (4)	Total

Steven V. Lant	$370,008	$636,208	—	$2,447,400	$3,453,616
Christopher M. Capone	104,836	203,504	—	113,300	421,640
Carl E. Meyer	124,364	188,087	—	—	312,451
Joseph J. DeVirgilio, Jr.	108,947	163,420	—	—	272,367
W. Randolph Groft	60,640	—	$146,770	N/A	207,410

(1)

The value of the performance shares for the 2007-2009 performance period is calculated as follows (i) the number of performance shares earned assuming a payout of 100% of target, without pro-ration, multiplied by (ii) the closing price of the Corporation’s Common Stock on December 31, 2008, of $51.39 per share.

(2)

The value of the performance shares for the 2008-2010 performance period is calculated as follows (i) the number of performance shares earned assuming a payout of 100% of target, without pro-ration, multiplied by (ii) the closing price of the Corporation’s Common Stock on December 31, 2008, of $51.39 per share.

(3)

The value of the restricted shares is calculated by multiplying the number of restricted shares outstanding by the closing price of the Corporation’s Common Stock on December 31, 2008, of $51.39 per share.

(4)

The value of the accelerated vesting of the SERP benefit equals the excess, if any, of (i) the present value of the individual’s SERP benefit as of December 31, 2008 (whether or not vested), over (ii) the present value of the individual’s vested SERP benefit as of December 31, 2008. The present value was determined based on a 6.40% discount rate and the Retirement Plan 2000 Combined Table Projected to 2009, with no collar adjustment. Each of Messrs. Meyer and DeVirgilio was fully vested in his SERP benefit as of December 31, 2008, and so would not have received any additional benefit had a change in control occurred on that date. For additional information about the SERP, please refer to the “Pension Benefits” section of this proxy statement at page 47.

Qualifying Termination Following Change in Control

           As described below, each Named Executive Officer would be entitled to certain payments and benefits if a “change in control” (as defined below) occurs and the Corporation or its affiliates terminates the executive’s employment without “cause” (as defined below) or the executive terminates his employment with the Corporation or its affiliates for “good reason” (as defined below) within certain time periods following such change in control.

           Change in Control Agreements. The Corporation has a change in control agreement (“Change in Control Agreement”) with certain of its executive officers, including its Named Executive Officers. The Change in Control Agreements generally become effective only upon a change in control of the Corporation (as defined below), or if an executive is terminated in anticipation of a change in control, and provide certain benefits and protections to the covered executives during the three-year period (the two-year period for Mr. Groft) following a change in control. For example, the Change in Control Agreements generally provide that an executive’s terms and conditions of employment (including position, location, base salary, short-term incentive, and benefits) would not be adversely changed during the applicable two-year or three-year period following a change in control. Moreover, the Change in Control Agreements provide that the executive would be entitled to certain severance benefits if, during the applicable two or three-year period following a change in control, the Corporation or its affiliates terminate the executive’s employment without “cause” or the executive terminates his employment with the Corporation or its affiliates for “good reason.” In general, the executive would be entitled to receive:

•	A pro-rated short-term incentive based on the average of the executive’s last three pre-change in control short-term incentives (“Average Annual Incentive”), paid in a lump sum.

•	An amount equal to three times (or two times for Mr. Groft) the sum of the executive’s base salary and Average Annual Incentive, payable in 12 equal monthly installments.

•	Outplacement services from a recognized outplacement provider, with a value not to exceed $30,000.

•

Continued welfare benefits (including health care benefits) for a period of three years (two years for Mr. Groft) following termination, subject to mitigation upon receiving similar benefits from another employer.

•

For Mr. Lant only, a “conditional gross-up” for excise and related taxes in the event the severance compensation and other payments or distributions to him, whether pursuant to the change in control agreement, stock option, performance share or otherwise would constitute “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code. The tax gross-up will be provided if the aggregate parachute value of all severance and other change in control payments to Mr. Lant exceeds 110% of the maximum amount that may be paid under Section 280G of the Internal Revenue Code without imposition of an excise tax. If the parachute value of Mr. Lant’s payments does not exceed the 110% threshold, the executive’s payments will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.” In contrast, the other Named Executive Officers would be responsible for paying the applicable excise taxes under Section 280G imposed on any payments under the Change in Control Agreement or otherwise, but any payments subject to the excise tax would be reduced if such reduction provides a larger after-tax benefit than if the excise tax applied.

•

Reimbursement for all legal fees and expenses reasonably incurred in asserting his rights under the Agreements, regardless of the outcome of the dispute (unless a tribunal determines that the executive’s position was frivolous or maintained in bad faith). For purposes of the above calculations, we have assumed that the executive will not incur legal fees to enforce his rights under the Change in Control Agreement.

           Definitions. For purposes of the Change in Control Agreement, the following words have the meanings set forth below.

•

Change in Control. A change in control generally means any of the following: (i) an acquisition of 20% or more of the Corporation’s stock; (ii) a change in the membership of the Corporation’s Board of Directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a business combination in which any one of the following is true: the Corporation’s old shareholders do not hold at least 60% of the combined enterprise; there is a 20%-or-more shareholder of the combined enterprise (other than as a result of conversion of the shareholder’s pre-combination interest in the Corporation); or the members of the Corporation’s Board of Directors (immediately before the combination) do not make up a majority of the board of the combined enterprise; or (iv) shareholder approval of a complete liquidation of the Corporation.

•

Cause. The term “cause” generally means: (i) the willful and continued failure of the executive to perform his duties; (ii) the willful engaging by the executive in illegal conduct or gross misconduct; (iii) the repeated use of alcohol by the executive that materially interferes with his duties, use of illegal drugs by the executive, or a violation of our drug or alcohol policies; (iv) a conviction, guilty plea, or plea of nolo contendere of the executive for any crime involving moral turpitude or for any felony; (v) a breach by the executive of his fiduciary duties of loyalty or care or a material violation of the Code of Business Conduct and Ethics, or similar policies; or (vi) the breach by the executive of the confidentiality provision of the Change in Control Agreement.

•

Good Reason. The term “good reason” generally means: (i) any material reduction in the executive’s authority, duties, or responsibilities; (ii) any failure by the Corporation to maintain the executive’s base salary, short-term incentive, and benefits levels; (iii) any required relocation of the executive’s office of 50 miles or more; (iv) any purported termination by the Corporation or any of its affiliated companies of the executive’s employment otherwise than as expressly permitted by the Change in Control Agreement; or (v)

any failure by the Corporation or any of its affiliated companies to require a successor to assume the Change in Control Agreement.

          Enhanced SERP Benefit. If a Named Executive Officer is entitled to benefits under his or her Change in Control Agreement following a change in control, then his or her SERP benefit will be calculated as if he or she had remained employed with the Corporation and its affiliates for a three-year period following the change in control. Such benefit will commence to be paid upon the later of the executive’s termination of employment or attainment of age 55. For additional information about the SERP, please refer to the “Pension Benefits” section of this proxy statement at page 47.

          Non-Solicitation and Non-Competition Provisions. As a condition to each executive’s entitlement to receive severance benefits under the Change in Control Agreement, each Named Executive Officer must not solicit employees of the Corporation and its successor for a one-year period following termination of employment and must comply with a confidentiality restriction. Moreover, Mr. Groft is prohibited from competing against Griffith Energy Services, Inc. in any market in which it has at least 1,000 customers for a period of up to two years. The acquiring or successor entity generally retains the right to suspend certain payments and pursue judicial remedies in the event that an executive breaches any of his confidentiality, non-solicitation, or similar obligations. Moreover, a terminated executive is required to sign a release of all claims against the Corporation, the acquiring or successor entity, and any of their officers, directors, employees, or shareholders, prior to receiving severance benefits under the Change in Control Agreements.

          Based on the above, each Named Executive Officer would have been entitled to the following estimated payments and benefits from the Corporation or its successor if a “change in control” occurred on December 31, 2008, and the Corporation or its affiliates terminated the executive’s employment without “cause” or the executive terminated his employment with the Corporation or its affiliates for “good reason” immediately following such change in control. These benefits would be in addition to the payments and benefits described in the change in control table immediately above.

Name	Cash Severance (1)	Outplacement Services	Continued Healthcare Benefits (2)	Continued Welfare Benefits (other than healthcare) (3)	Enhanced SERP Benefit (4)	Section 280G Gross-Up (5)	Total

Steven V. Lant
	$2,752,751	$30,000	$42,000	$6,376	$554,000	$2,528,466	$5,913,593

Christopher M. Capone
	1,200,996	30,000	34,800	3,569	178,300	N/A	1,447,665

Carl E. Meyer
	1,321,189	30,000	56,000	3,941	198,700	N/A	1,609,830

Joseph J. DeVirgilio, Jr.
	1,187,463	30,000	49,200	3,442	278,400	N/A	1,548,505

W. Randolph Groft
	667,784	30,000	16,830	29,245	N/A	N/A	743,859

(1)

Assumes termination of employment on December 31, 2008, at which time the short-term incentive for 2008 was earned in accordance with its terms. Therefore, cash severance does not include any pro-rated Average Annual Incentive for 2008.

(2)

The present value of the continued healthcare benefits is calculated in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106, Employer’s Accounting for Postretirement Benefits Other Than Pensions. The values assume continued healthcare coverage for the individual and his spouse for the applicable continuation period. See

Note 10 of the Consolidated Financial Statements contained in the Annual Report for an explanation of the assumptions made by the Corporation in the valuation of the continued health care benefits.

(3)

Represents the present value of premiums for continued group life insurance during the applicable two or three-year continuation period. For Mr. Groft, the amount also includes the present value of continued premium payments and related tax gross-up for two years with respect to his individual life insurance policy.

(4)

The value of the enhanced SERP benefit equals the present value of the increase in the individual’s SERP benefit as of December 31, 2008, calculated as if he had remained employed with the Corporation and its affiliates for an additional three-year period following termination. The present value was determined based on a 6.40% discount rate and the Retirement Plan 2000 Combined Table Projected to 2009, with no collar adjustment. For additional information about the SERP, please refer to the “Pension Benefits” section of this proxy statement at page 47.

(5)

Section 280G of the Internal Revenue Code applies if there is a change in control of the Corporation, compensation is paid to a Named Executive Officer as a result of the change in control (“parachute payments”), and the present value of the parachute payments is 300% or more of the executive’s “base amount”, which equals his average W-2 income for the five-calendar-year period immediately preceding the change in control (e.g., 2003-2007 if the change in control occurs in 2008). If Section 280G applies, then the Named Executive Officer is subject to an excise tax equal to 20% of the amount of the parachute payments in excess of his base amount (the “excess parachute payments”), in addition to income and employment taxes. Moreover, the Corporation is denied a federal income tax deduction for the excess parachute payments. The amounts in the Section 280G Gross-Up column reflects a tax gross-up for the excise and related taxes, as required under the terms of Mr. Lant’s Change in Control Agreement described above. The amounts are merely estimates based on the following assumptions: (i) an excise tax rate of 20% and a combined federal, state and local income and employment tax rate of 43.45%, (ii) a discount rate of 1.63%, (iii) a stock price on December 31, 2008 of $51.39 per share, and (iv) no amounts were allocated to the non-solicitation or non-competition covenants contained in the employment agreements.

Director Compensation

            The Corporation’s Director compensation program is designed to enhance the Corporation’s ability to attract and retain highly qualified Directors and to align their interests with the long-term interests of the Corporation’s shareholders. The program consists of both a cash component, designed to compensate independent Directors for their service on the Board and its Committees, and an equity component, designed to align the interests of independent Directors and shareholders. Mr. Lant receives no compensation for his service on the Board.

          Cash Compensation. Effective July 1, 2008, the basic annual cash retainer paid to independent Directors was increased from $55,000 to $60,000. The cash retainer is paid quarterly in advance in four equal installments to each person serving as an independent Director at the time when the particular quarterly payment is made. Independent Directors who serve as a Committee Chair or as the Lead Independent Director of the Board receive an additional annual retainer. The positions carrying the payment of an additional retainer along with the annual amount of such additional annual retainer during 2008 were as follows: Lead Independent Director ($7,500); Chair of the Audit Committee ($10,000); Chair of the Governance and Nominating Committee ($7,500); Chair of the Compensation Committee ($7,500); and Chair of the Strategy and Finance Committee ($7,500). Such additional retainers are generally paid quarterly, in advance, and are prorated based on the period of service of a Director during the year in any of those positions.

          Equity Compensation. During 2008, the equity component of annual compensation for each independent Director was fixed at a number of phantom shares of the Corporation’s Common Stock having an aggregate value approximately equal to $55,000. Effective July 1, 2008, this equity value was increased to $65,000. These shares were credited quarterly in advance to each Director’s account under the Directors and Executives Deferred Compensation Plan. The program requires this credit to remain invested in phantom shares until the termination of the Director’s service on the Board and to be paid only in cash after termination of Board service. The phantom shares were credited in four equal installments to the account of each person serving as an independent Director at the time when the particular quarterly installment was credited.

          Directors and Executives Deferred Compensation Plan. An independent Director also may elect to defer payment of all or part of the cash compensation received as a Director under the Corporation’s Directors and Executives Deferred Compensation Plan. If the Director so elects, any deferred cash compensation may be credited to a bookkeeping account of phantom shares, whose value is tied to the value of the Corporation’s Common Stock, or to other investment options provided under the Directors and Executives Deferred Compensation Plan from time to time. Compensation deferred in accordance with the Directors and Executives Deferred Compensation Plan is paid to Directors (adjusted to reflect investment earnings and losses) at the time the Director ceases being a member of the Board of Directors, either in a lump sum or over a period of time depending on the circumstances of cessation and/or distribution elections.

          On May 24, 2007, the Board of Directors adopted new director stock ownership guidelines, effective as of July 1, 2007, which require each Director to accumulate within 5 years, and to hold during his or her service on the Board, at least 6,000 shares of the Corporation’s Common Stock. In light of the new ownership guidelines, the Corporation amended the Corporation’s Directors and Executives Deferred Compensation Plan, effective as of January 1, 2008. Prior to the amendment, phantom shares were credited quarterly on behalf of each Director to the director stock account under the Corporation’s Directors and Executives Deferred Compensation Plan, and they remained invested as phantom shares during the Director’s service on the Board. In light of the new stock ownership guidelines, the amended plan provides that if a Director satisfies the then-applicable stock ownership guidelines, he or she will no longer receive future credits of phantom shares to the director stock account. Instead, the value of any future credits of phantom shares will be paid to the director in cash or deferred under the Directors and Executives Deferred Compensation Plan at the election of the director. If deferred, the amounts may be invested by the director in any investment option available under the plan. Phantom share contributions to the director stock account made prior to the amendment will continue to be invested as phantom shares; upon retirement, the Director may diversify all or any portion of the existing phantom shares held in the director stock account into other investment options available under the Directors and Executives Deferred Compensation Plan. The amended plan also provides participants with an opportunity to elect each year whether to receive that year’s deferrals in a lump sum or in quarterly installments over a period of either five, ten or fifteen years if they retire or become disabled within 24 months after a change in control. Prior to the amendment, participants did not have the opportunity to file a change in control payment election.

          The following table sets forth information regarding compensation for the year ended December 31, 2008 for the Directors other than Mr. Lant.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($) (3)

Margarita K. Dilley	67,500	57,426	124,926
Steven M. Fetter	130,000	0	130,000
Stanley J. Grubel	125,000	0	125,000
Manuel J. Iraola	117,500	0	117,500
E. Michel Kruse	83,750	40,109	123,859
Jeffrey D. Tranen	57,500	57,426	114,926
Ernest R. Verebelyi	57,500	57,426	114,926

(1)

Reflects the cash annual retainer and committee chair fees paid to the independent Directors for service on the Board. Independent Directors receive no other cash compensation for service on the Board.

(2)

Reflects the aggregate dollar amount recognized for financial statement reporting purposes with respect to the phantom shares. The phantom shares were credited in equal quarterly installments to the account of each person serving as an Independent Director at the time when the particular quarterly installment was credited. The dollar amount reported in this Stock Awards column was determined under FAS 123R using the fair market value of the Corporation’s Common Stock on the date each credit was made. The amount reported in this column also equals the grant date fair value of the phantom shares awards under FAS 123R. For more information about these phantom shares credits, please refer to the narrative description of the Director compensation program that precedes this table.

The total number of phantom shares of the Corporation’s Common Stock credited to the account of each Director other than Mr. Lant under the Corporation’s Directors and Executives Deferred Compensation Plan as of December 31, 2008, is listed below:

Name	The total number of phantom shares credited to the account of each Director as of 12/31/2008

Margarita K. Dilley	5,184
Steven M. Fetter	5,718
Stanley J. Grubel	6,300
Manuel J. Iraola	2,347
E. Michel Kruse	6,645
Jeffrey D. Tranen	6,421
Ernest R. Verebelyi	3,517

(3)

The Corporation did not recognize any amount of expense for financial statement reporting purposes for the fiscal year ending December 31, 2008, with respect to outstanding Director stock options. The outstanding stock options held by our Directors are listed below. The stock options were granted with an exercise price equal to the fair market value of the underlying shares on the date of grant. The stock options were fully vested on the date of grant.

Name	# of Shares Underlying Stock Options Granted on 1/1/2003	# of Shares Underlying Stock Options Granted on 1/1/2001

Steven M. Fetter	1,000	N/A
Edward F. X. Gallagher	1,000	3,000
Stanley J. Grubel	1,000	3,000
E. Michel Kruse	1,000	N/A
Exercise Price per Share:	$48.62	$44.06

PROPOSAL NO. 2 - AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

The Proposal

          The Board of Directors recommends that the Corporation’s shareholders approve an amendment to Article 7 of the Corporation’s Restated Certificate of Incorporation (the “Certificate”), to provide for annual election of all Directors of the Board of Directors.

          The Corporation’s current Certificate and its By-laws require that the Board of Directors be divided into three classes (i.e., Class I, Class II, and Class III), as nearly equal in size as possible, with one class standing for election each year. Accordingly, the Corporation’s eight member Board of Directors is divided into three classes, each class having a three-year term of office and one class being elected each year, including the election this year of Directors in Class III. This structure is commonly known as a “classified” board.

          In order to declassify the Board, the Corporation’s Certificate and its By-laws must both be amended. The Board is empowered to independently amend the By-Laws; the amendment to the Certificate requires the approval of both the Board and the Corporation’s shareholders.

Declassification of Board of Directors

          A nonbinding shareholder proposal to declassify the Board of Directors was included in the Corporation’s 2008 Proxy Statement, and at the 2008 Annual Meeting of Shareholders (the “2008 Annual Meeting”), 65.96% of shares voted at the meeting were voted in favor of the proposal.

          The Corporation’s Governance and Nominating Committee (the “Committee”), which is composed entirely of independent Directors, regularly reviews and evaluates a broad range of corporate governance issues relevant to the Corporation, including the classified structure of the Corporation’s Board. In the course of its review of the classified Board structure in 2008 and early 2009, the Committee and the Board carefully considered the advantages and disadvantages of the structure. The Committee and the Board believe that the classified Board structure has enhanced the Board’s stability and its commitment to a long-term perspective, and that it has benefited the Corporation by enabling the Board to consistently have a majority of Directors who have experience with the challenges and opportunities facing the businesses of the Corporation. At the same time, the Committee and the Board value the opinion of the Corporation’s shareholders.

          In light of the shareholder majority vote at the 2008 Annual Meeting, the Corporation’s Board, on the recommendation of the Committee, has determined to recommend to the Corporation’s shareholders that they vote in favor of amending the Corporation’s Certificate to declassify the Corporation’s Board of Directors.

The Amendment

          If the proposed amendment is approved, current Directors, including Class III Directors elected to three-year terms at this year’s Annual Meeting, will continue to serve the remainder of their elected terms. Class I Directors elected at the 2010 Annual Meeting will be elected to one-year terms expiring at the 2011 Annual Meeting. At the 2011 Annual Meeting, Class I Directors and Class II Directors will be elected to one-year terms expiring at the 2012 Annual Meeting. Beginning with the 2012 Annual Meeting of Shareholders, and at each Annual Meeting thereafter, all Directors will be elected annually.

          The amendment will not affect the Board’s authority under the Certificate to fill vacancies on the Board for the full term of any Director whose departure from the Board creates a vacancy, if any.

          The text of the proposed amendment to the Certificate is attached as Annex A to this Proxy Statement. If the proposal is approved by the shareholders, (1) the Board of Directors will also approve the amendment to the Corporation’s Certificate, (2) the Board of Directors will approve conforming amendments to the Corporation’s By-laws, and (3) the amendment to the Corporation’s Certificate will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of New York, which the Corporation will cause to be done promptly after the Annual Meeting.

          Approval of this amendment requires the affirmative vote of not less than 75% of the outstanding shares of common stock entitled to vote at the Annual Meeting. Abstentions, broker non-votes and failures to vote have the same effect as a vote against Proposal No. 2.

          In the event that less than 75% of the outstanding shares of common stock entitled to vote at the Annual Meeting vote in favor of Proposal No. 2, the current classified structure of the Board of Directors will not be altered.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
PROPOSAL NO. 2

PROPOSAL NO. 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

          The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the Corporation’s independent public accountants for 2009. Although shareholder approval of the Audit Committee’s appointment is not required by law, the Board of Directors believes that it is good corporate governance to give shareholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection.

          Even if the appointment is ratified, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such a change would be in the best interests of the Corporation and its shareholders.

          Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions.

          Additional information regarding fees paid to PricewaterhouseCoopers LLP can be found in the “Report of the Audit Committee” beginning on page 16.

Vote Required for Ratification of Appointment of Independent Public Accountants

          Shareholder approval is not required for the appointment of PricewaterhouseCoopers LLP, as the Audit Committee of the Board of Directors has the sole responsibility for selecting auditors. However, the appointment is being submitted for ratification at the Annual Meeting. Ratification of this Proposal No. 3 requires the affirmative of a majority of the votes cast in person or by proxy. Abstentions and broker non-votes are voted neither “FOR” nor “AGAINST” and have no effect on the vote but are counted in the determination of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
PROPOSAL NO. 3

OTHER MATTERS

          The Board of Directors does not know of any matters to be brought before the Annual Meeting other than the election of Directors, the proposed amendment to the Corporation’s Restated Certificate of Incorporation, and the ratification of the appointment of the Corporation’s independent registered public accounting firm. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the form of proxy to vote the proxy in accordance with their judgment on such matters.

By Order of the Board of Directors,

John E. Gould
March ___, 2009	Corporate Secretary

ANNEX A

                    7. The following provisions shall relate to the Board of Directors of the Corporation:

          A. The size of the Board of Directors shall be fixed by or pursuant to the By-Laws. At and prior to the 2009 annual meeting of shareholders, the directors of the Corporation were divided into three classes designated Class I, Class II and Class III, with each class consisting of approximately one-third of the total number of directors of the Corporation, from time to time. At the 2010 annual meeting of shareholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for terms expiring at the 2011 annual meeting of shareholders (which number of directors shall be approximately one-third of the total number of directors of the Corporation); at the 2011 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for terms expiring at the 2012 annual meeting (which number of directors shall be approximately two-thirds of the total number of directors of the Corporation); and at each annual meeting of shareholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of shareholders. In each instance, each director of the Corporation shall hold office until such director’s successor is chosen and qualified, or until the earlier death, retirement, resignation, or removal of any such director. Vacancies on the Board of Directors at any time for any reason may be filled by a majority of the directors then in office, although less than a quorum.

                    Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock (other than the Common Stock), now or hereafter authorized, shall have the right, voting separately or by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by any provisions of the Certificate of Incorporation applicable thereto, and such directors so elected shall not be subject to the provisions of this Article 7A unless expressly provided by such provisions.

          B. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office by a vote of the shareholders entitled to vote thereon only for cause and any director may be removed from office by action of the Board of Directors only for cause.

A-1

Route to CH Energy Group, Inc.

From New York City Area:

•	Taconic State parkway North to Interstate 84 (I-84)

•	I-84 West to Exit 13 (Route 9)

•	Turn right off ramp onto Route 9 North

•	Route 9 approximately 12 miles to the Academy Street / South Avenue Exit

•	Bear left at end of ramp and go under overpass

•	Turn right into CH Energy Group, Inc. entrance

From Connecticut:

•	I-84 West to Exit 13 (Route 9)

•	Continue as above

From Pennsylvania:

•	I-84 East to Exit 13 (Route 9)

•	Turn left off ramp onto Route 9 North

•	Continue as above

From New Jersey and Upstate New York:

•	New York State Thruway (I-87) to Exit 18 (New Paltz)

•	Turn right onto Route 299

•	Route 299 approximately 5 miles, turn right onto Route 9W South

•	Route 9W approximately 2 miles, bear right for FDR/Mid -Hudson Bridge

•	After crossing bridge take first right (Route 9 South)

•	Bear right off exit ramp into CH Energy Group, Inc. entrance

V O T E B Y T E L E P H O N E

Use any touch-tone telephone to appoint your proxy and transmit your voting instructions until 12:01 a.m. Eastern Time on the morning of the Annual Meeting, April 28, 2009. Have your proxy card available when you call the Toll-Free number 1-888-693-8683 and follow the simple instructions to record your vote.

c/o Corporate Election Services PO Box 3200 Pittsburgh, PA 15230-3200

V O T E B Y I N T E R N E T

Use the Internet to appoint your proxy and transmit your voting instructions until 12:01 a.m. Eastern Time on the morning of the Annual Meeting, April 28, 2009. Have your proxy card available when you access the website www.cesvote.com, and follow the simple instructions to record your vote.

V O T E B Y M A I L

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided, or return it to: CH Energy Group, Inc., c/o Corporate Election Services, PO Box 3200, Pittsburgh, PA 15230-3200.

VOTE BY TELEPHONE
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683
VOTE BY INTERNET
Access the Website and
cast your vote:
www.cesvote.com
VOTE BY MAIL
Return your proxy
in the postage-paid
envelope provided.

Vote 24 hours a day, 7 days a week.

If you vote by telephone or by using the Internet, please do not send your proxy by mail.

è

ê  Please fold and detach card at perforation before mailing.  ê

CH ENERGY GROUP, INC.	ANNUAL MEETING PROXY CARD

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on April 28, 2009.

The undersigned hereby appoints MARGARITA K. DILLEY, STEVEN M. FETTER, STANLEY J. GRUBEL and JEFFREY D. TRANEN, or any one or more of them, as proxy with full power of substitution, to vote all shares of Common Stock owned of record by the undersigned on March 2, 2009, at the Annual Meeting of Shareholders of CH Energy Group, Inc. to be held at the office of the Corporation, located at 284 South Avenue, Poughkeepsie, New York, on April 28, 2009, or any adjournment or postponement thereof. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side of this proxy card. If this proxy card is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the proposals as described in the Proxy Statement. In their discretion, the proxies are authorized to vote upon all such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, the terms of which are incorporated by reference, and revokes any proxy heretofore given with respect to such Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 28, 2009: The Corporation’s Proxy Statement and the Corporation’s Annual Report to Shareholders for the fiscal year ended December 31, 2008 are available at www.chenergygroup.com by selecting “Investor Relations” and then selecting “Financial Reports.”

Signature(s)

Signature(s)
Date:	, 2009

Please sign exactly as your name appears to the left. Joint owners should each sign. When signing on behalf of a corporation or partnership or as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please sign and date this proxy where indicated above before mailing.

ADMISSION TICKET

Please bring this ticket to the Annual Meeting of Shareholders.

CH ENERGY GROUP, INC.
2009 Annual Meeting of Shareholders

For the purpose of considering and acting upon three proposals, including (1) the election of three Class III Directors, (2) the amendment to the Restated Certificate of Incorporation to provide for the annual election of Directors, and (3) the ratification of the appointment of the Corporation’s independent registered public accounting firm, and such other business as may properly come before the meeting or any adjournment thereof.

Tuesday, April 28, 2009 10:30 a.m. Eastern Time CH Energy Group, Inc. 248 South Avenue Poughkeepsie, NY 12601-4839

Please Admit	Non-Transferable

é  Please fold and detach Admission Ticket here.  é

You have the option to access future annual reports, proxy statements, and other proxy solicitation materials over the Internet, instead of receiving those documents in paper form. Participation is voluntary. If you give your consent, in the future when such material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. The material will be presented in PDF format. There is no cost to you for this service other than any charges imposed by your Internet provider. Once you give your consent, it will remain in effect until you inform us otherwise in writing. You may revoke your consent, or request paper copies of the material, at any time by notifying CH Energy Group, Inc. in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

ê  Please fold and detach card at perforation before mailing.  ê

CH ENERGY GROUP, INC.	ANNUAL MEETING PROXY CARD

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED WITH REGARD TO PROPOSALS NO. 1, NO. 2, AND NO. 3. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED “FOR” PROPOSALS NO. 1, NO. 2, AND NO. 3.
The Board of Directors recommends a vote “FOR” Proposals No. 1, No. 2, and No. 3.

Proposal No. 1.	Election of Class III Directors for three-year terms expiring in 2012:

	(1) Manuel J. Iraola	❑ FOR	❑ WITHHOLD
	(2) E. Michel Kruse	❑ FOR	❑ WITHHOLD
	(3) Ernest R. Verebelyi	❑ FOR	❑ WITHHOLD

Proposal No. 2.	Amendment to Restated Certificate of Incorporation to provide for the annual election of Directors:	❑ FOR	❑ AGAINST	❑ ABSTAIN

Proposal No. 3.	Ratification of appointment of the Corporation’s independent registered public accounting firm:	❑ FOR	❑ AGAINST	❑ ABSTAIN
❑  I / We consent to access future annual reports, proxy statements and other proxy soliciting material over the Internet as described above.
❑  I / We will attend the Annual Meeting to be held in Poughkeepsie, New York.

Change of Address — Please print new address below.

Comments — Please print your comments below.

IMPORTANT—Please sign and date on the reverse side and return promptly.